Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

NOVUME SOLUTIONS, INC.,

OPENALPR TECHNOLOGY, INC.

And
MATTHEW HILL

Dated as of November 14, 2018

TABLE OF CONTENTS

Article 1	DEFINITIONS; INTERPRETATION	1
1.1	Certain Definitions	1
1.2	Interpretation	2
Article 2	PURCHASE AND SALE	2
2.1	Purchase and Sale of Transferred Assets	2
2.2	Transferred Assets	2
2.3	Excluded Assets	4
2.4	Assumed Liabilities	5
2.5	Retained Liabilities	6
2.6	Closing	7
2.7	Purchase Price	8
2.8	Prorations	10
2.9	Allocation of Purchase Price	11
2.10	Title and Risk	11
Article 3	REPRESENTATIONS AND WARRANTIES OF SELLER	11
3.1	Status of Seller and the Seller Subsidiaries	12
3.2	Authorization; No Conflicts	12
3.3	Financial Matters	13
3.4	Taxes	13
3.5	Real and Personal Property	14
3.6	Intellectual Property and Technology	15
3.7	Material Contracts	17
3.8	General Employee Matters; Benefit Plans and Benefits	19
3.9	Litigation and Other Proceedings	22
3.10	Compliance with Laws	22
3.11	Environmental Matters	22
3.12	Brokers and Commissions	22
3.13	Customers	23
3.14	Vendors	23
3.15	Accounts Receivable	23
3.16	Privacy and Security	23
3.17	Product Warranty	24
3.18	Affiliate Transactions	25
3.19	Insurance	25
3.20	Investment	26
3.21	Certain Business Practices.	26
3.22	No Omissions	26

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Article 4	REPRESENTATIONS AND WARRANTIES OF BUYER	27
4.1	Status of Buyer	27
4.2	Authorization; No Conflicts	27
4.3	Litigation	28
4.4	Independent Investigation	28
4.5	Brokers and Commissions	28
Article 5	COVENANTS	29
5.1	Conduct of Business by Seller	29
5.2	Affirmative Covenants Relating to Seller	30
5.3	Consents and Closing Conditions	30
5.4	Access to Information	31
5.5	Confidentiality	32
5.6	Exclusivity	32
5.7	Maintenance of Books and Records	33
5.8	Update of Disclosure Schedules	33
5.9	Restrictive Covenants	33
5.10	Further Assurances	34
Article 6	TAX MATTERS	34
6.1	Proration of Taxes	34
6.2	Cooperation on Tax Matters	35
6.3	Tax Proceedings	36
Article 7	EMPLOYEE MATTERS	36
7.1	Employment of Transferred Employees	36
7.2	Third Party Rights; Amendments to Employee Plans	36
Article 8	BUYER’S CONDITIONS TO CLOSING	37
8.1	Representations and Warranties	37
8.2	Performance of Covenants	37
8.3	No Litigation	37
8.4	No Orders	37
8.5	Material Adverse Effect	37
8.6	Consents	37
8.7	Closing Documents	37
8.8	Financing	37
8.9	Audit Financials	37
Article 9	SELLER’S CONDITIONS TO CLOSING	38
9.1	Representations and Warranties	38
9.2	Performance of Covenants	38
9.3	No Litigation	38
9.4	No Orders	38
9.5	Closing Documents	38

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Article 10	ITEMS TO BE DELIVERED AT CLOSING	38
10.1	Items to be Delivered by Seller	38
10.2	Items to be Delivered by Buyer	39
Article 11	TERMINATION	39
11.1	Termination by Mutual Consent	39
11.2	Termination by either Buyer or Seller	39
11.3	Termination by Buyer	40
11.4	Termination by Seller	40
11.5	Notice of Termination	40
11.6	Effect of Termination and Abandonment	40
Article 12	SURVIVAL; INDEMNIFICATION	41
12.1	Survival of Representations and Warranties	41
12.2	General Indemnification	41
12.3	Limitations on Indemnification by Seller and Founder.	42
12.4	Limitations on Indemnification by Buyer	42
12.5	Manner of Payment.	43
12.6	Third Party Claims	43
12.7	Direct Claims	44
12.8	Final Purchase Price Adjustment.	44
12.9	Exclusive Remedies	44
12.10	Limitation of Consequential Damages	45
Article 13	MISCELLANEOUS	45
13.1	Notices	45
13.2	Amendment	46
13.3	Counterparts	46
13.4	Binding on Successors and Assigns	46
13.5	Severability	46
13.6	Waivers	46
13.7	Press Releases and Public Announcements	47
13.8	Headings	47
13.9	Entire Agreement	47
13.10	Choice of Law	47
13.11	Venue	47
13.12	Waiver of Jury Trial Rights	47
13.13	No Third-Party Rights	48
13.14	Transfer Taxes	48
13.15	Expenses	48
13.16	Specific Performance	48
13.17	Confidentiality	49
13.18	No Recourse	49
13.19	Release	49

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EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of IP Assignments
Exhibit D	Allocation Statement

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as may be amended or restated from time to time, this “Agreement”) is made as of November 14, 2018, by and among OpenALPR Technology, Inc., a Florida corporation (“Seller”), Novume Solutions, Inc., a Delaware corporation (“Buyer”), and Matthew Hill (“Founder”).

RECITALS

WHEREAS, Seller, directly or indirectly through certain of its wholly owned subsidiaries (collectively, the “Seller Subsidiaries”) engages in the Business;

WHEREAS, Seller wishes to sell, and cause the Seller Subsidiaries to sell, to Buyer, and Buyer wishes to purchase from Seller and the Seller Subsidiaries, all of the Transferred Assets, upon the terms and subject to the conditions of this Agreement;

WHEREAS, Buyer has agreed to assume from Seller and the Seller Subsidiaries the Assumed Liabilities, upon the terms and subject to the conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and Founder are entering into an employment agreement (including standard compliance provisions with respect to company policies of Buyer) effective as of the Closing (the “Founder Employment Agreement”); and

WHEREAS, each of the parties hereto desires to set forth certain representations, warranties and covenants, and to establish certain closing conditions, made to induce the others to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
AGREEMENT

NOW, THEREFORE, in consideration of the premises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

1.1           Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Schedule A attached to this Agreement.

1.2           Interpretation. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The use of the word “or” shall not be exclusive unless expressly indicated otherwise. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. The word “will,” when referring to an action by a party, shall be construed to have the same meaning and effect as the word “shall.” Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States. The headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Unless otherwise specifically indicated, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE 2
PURCHASE AND SALE

2.1           Purchase and Sale of Transferred Assets. At the Closing and except as otherwise specifically provided in this Article 2, upon and subject to the terms and conditions of this Agreement, Seller agrees to, and agrees to cause the Seller Subsidiaries to, grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller and the Seller Subsidiaries, all right, title and interest in the Transferred Assets as of the Closing, free and clear of all Liens other than Permitted Encumbrances, for (a) the Purchase Price and (b) the assumption of the Assumed Liabilities. The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.

2.2           Transferred Assets. The term “Transferred Assets” means all of Seller’s and the Seller Subsidiaries’ right, title and interest in, to and under all of the assets of Seller and Seller Subsidiaries, including the following assets, properties and rights, wherever located, whether tangible or intangible, accrued or contingent, as they exist as of the time of Closing, in each case, other than (A) the Excluded Assets, and (B) as otherwise provided in this Section 2.2:

(a)           subject to Section 2.3, all contracts, licenses, indentures, agreements, commitments, statements of work and other legally binding instruments or arrangements, whether written or oral (collectively, “Contracts”) set forth on Section 2.2(a) of the Disclosure Schedule and all other Contracts to which Seller or any of the Seller Subsidiaries is a party or by which Seller or any of the Seller Subsidiaries is bound that are used or held for use in the operation or conduct of the Business as currently conducted (the “Transferred Contracts”);

(b)           all rights, Claims and causes of action of Seller or any of the Seller Subsidiaries to the extent arising out of, relating to or in respect of any Transferred Asset or any Assumed Liability, other than (i) any such items arising under insurance policies of Seller or any of the Seller Subsidiaries (other than any insurance proceeds received by Seller or any of the Seller Subsidiaries on account of losses that occur with respect to the Transferred Assets after the Closing), and (ii) all of Seller’s or any of the Seller Subsidiaries’ rights to assert Claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity, including any Claim, demand, action, suit or cause of action for damages, injunctive relief, declaratory relief or other relief under the Antitrust Laws of any foreign country or the United States or any state thereof, unfair competition, unfair practices, price discrimination, unitary pricing, consumer protection, fraud prevention or trade practice laws (in any such case, domestic or foreign) (collectively, “Seller Claims”), that Seller or any of the Seller Subsidiaries, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, arising out of, relating to or in respect of (A) the Seller’s or Seller Subsidiaries’ purchase or procurement of any good, service or product or (B) Seller’s or any of the Seller Subsidiaries’ purchase or procurement of any good, service or product for, or on behalf of, the Seller or any Seller Subsidiary, in either case of clauses (A) or (B), at any time up until the Closing and not relating to an Assumed Liability, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Seller Claims;

(c)           to the extent permitted by Law, all personnel and employment records that relate to the Transferred Employees, provided, that Seller shall be permitted to retain copies thereof;

(d)           all items of inventory, equipment, and other tangible personal property that is used or held for use in the operation or conduct of the Business as currently conducted, including the items of equipment and other tangible personal property, including items listed on Section 2.2(d) of the Disclosure Schedule;

(e)           all registered Marks, registered Copyrights, and applications for any of the foregoing that are owned by Seller or any Seller Subsidiary and used in the operation or conduct of the Business as currently conducted, including as set forth on Section 2.2(e) of the Disclosure Schedule (the “Transferred Registered IP”);

(f)           all Intellectual Property (other than the Transferred Registered IP) owned by Seller or any Seller Subsidiary that is used or held for use in the operation or conduct of the Business as currently conducted, including the Software applications and other items that are set forth on Section 2.2(f) of the Disclosure Schedule (and any source code and tangible embodiments thereof) (collectively, and together with the Transferred Registered IP, the “Transferred Intellectual Property”);

(g)           customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature (including marketing, advertising, promotional, sales and training materials), manuals and customer and supplier correspondence (in all cases, in any form or medium) owned by Seller or any of the Seller Subsidiaries (i) that are used or held for use exclusively in, or (ii) if not exclusive, copies of the same, to the extent used or held for use in the operation or conduct of the Business as currently conducted, except to the extent relating to an Excluded Asset or a Retained Liability;

(h)           all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepayments, letters of credit, deposits, refunds, rebates, notes receivable and other rights to payment (i) that are used or held for use exclusively in, or (ii) if not exclusive, to the extent used or held for use in, the operation or conduct of the Business as currently conducted;

(i)           all guarantees, warranties, indemnities and similar rights in favor of Seller or any Seller Subsidiary in respect of any Transferred Asset or any Assumed Liability;

(j)           all goodwill, going concern value and other intangible assets generated by, or primarily related to or primarily associated with the Business;

(k)           all pending bids, proposals or offers to enter into Contracts (A) that are to be used or held for use exclusively in, or (B) if not exclusive, to the extent to be used or held for use in, the operation or conduct of the Business as currently conducted;

(l)           certain leaseholds in or leases of real property and other interests in real property (including all prepaid rent, security deposits and any options to renew or extend the term of the subject lease) of Seller or any of the Seller Subsidiaries as set forth on Section 2.2(l) of the Disclosure Schedule (collectively, the “Transferred Leases”);

(m)           all accounts receivable, notes receivable and similar rights to receive payments of Seller or any of the Seller Subsidiaries at the Closing arising out of, relating to or in respect of the operation or conduct of the Business prior to the Closing;

(n)           all licenses that are used or held for use for or in connection with, or are necessary to, the operation of the Business, including those set forth on Schedule 2.2(n), Business IP Licenses, and all pending applications therefor or renewals thereof (collectively, the “Transferred Business Licenses”); and

(o)           the assets specifically identified on Section 2.2(o) of the Disclosure Schedule.

2.3           Excluded Assets. Notwithstanding anything to the contrary in this Agreement (except as provided with respect to the Net Working Capital Adjustment), the Transferred Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)           All cash, bank accounts, cash equivalents or securities of Seller or any of the Seller Subsidiaries;

(b)           all rights, Claims and causes of action of Seller or any of the Seller Subsidiaries to the extent arising out of, relating to or in respect of the matters set forth on Section 2.3(b) of the Disclosure Schedule (the “Retained Litigation”), any other Excluded Asset or any Retained Liability, including (A) any such items arising under insurance policies of Seller or any of the Seller Subsidiaries (other than any insurance proceeds received by Seller or any of the Seller Subsidiaries on account of losses that occur with respect to the Transferred Assets after the Closing) and (B) all Seller Claims that Seller or any of the Seller Subsidiaries, in any capacity, ever had, now has or may or shall have in the future, whether known or unknown, arising out of, relating to or in respect of (x) the Seller’s or any of Seller Subsidiaries’ purchase or procurement of any good, service or product, or (y) Seller’s or any of the Seller Subsidiaries’ purchase or procurement of any good, service or product for, or on behalf of, Seller or any Seller Subsidiary, in either case of (x) or (y), at any time up until the Closing and not relating to an Assumed Liability, along with any and all recoveries by settlement, judgment or otherwise in connection with any such Seller Claims;

(c)           all guarantees, warranties, indemnities and similar rights in favor of Seller or any of the Seller Subsidiaries in respect of any Excluded Asset or any Retained Liability;

(d)           the Benefit Plans, and any assets thereof;

(e)           all records prepared in connection with the sale of the Business (or any portion thereof), including bids received from third Persons and analyses relating to the Business (or any portion thereof);

(f)           all rights of Seller or any of the Seller Subsidiaries under this Agreement, the Other Agreements and any other agreements, certificates and instruments delivered in connection with this Agreement and the Other Agreements;

(g)           all communications and records of communications between Seller and its Affiliates and its counsel in connection with this Agreement and the transactions contemplated thereby; and

(h)           all rights with respect to or arising under the Excluded Assets.

2.4           Assumed Liabilities. At the Closing hereunder and except as otherwise specifically provided in this Section 2.4, Buyer shall assume and shall timely pay, perform and discharge when due, all of the following liabilities, commitments and obligations of Seller and the Seller Subsidiaries (collectively, the “Liabilities”) and whether due or to become due, in each case, to the extent such Liabilities arise primarily out of or otherwise primarily relate to the Business or the Transferred Assets (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of Seller and the Seller Subsidiaries relating exclusively to the operation of the Business that are unpaid at the Closing Date and that (A) are identified on Section 2.4(a) of the Disclosure Schedule or (B) arose in the Ordinary Course of Business between the date hereof and the Closing Date and which are reflected on the Closing Balance Sheet, including all such Liabilities for accounts payable to trade creditors, but excluding employee payroll and payroll taxes and excluding in all cases any such Liabilities to the extent arising from any breach, default, violation or other form of noncompliance by Seller or any of the Seller Subsidiaries prior to the Closing;

(b)           all Liabilities agreed to be performed by Buyer pursuant to the terms of this Agreement or any of the Other Agreements;

(c)           all Liabilities with respect to a Transferred Employee that arise on or after the time such Transferred Employee becomes an employee of Buyer;

(d)           all Liabilities arising under the Transferred Contracts, Transferred Leases and Transferred Intellectual Property, in each case to the extent such Liabilities (A) relate to performance obligations thereunder arising prior to the Closing and not yet performed as of the Closing or (B) otherwise arise or accrue on or after the Closing, excluding in all cases any such Liabilities to the extent arising from any breach, default, violation or other form of noncompliance by Seller or any Seller Subsidiaries thereunder prior to the Closing;

(e)           Subject to Section 12.2(a)(v) all Liabilities to the extent arising out of, relating to or in respect of any and all services and products manufactured or sold by the Business, including any such liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and similar Proceedings relating to any such liabilities, in each case to the extent incurred in the Ordinary Course of Business;

(f)           all Liabilities (including any defense costs, third party legal fees and similar expenses) in respect of any action or Proceeding and Claims to the extent arising out of, relating to or in respect of the Transferred Assets, the Business or the operation or conduct of the Business, in each case after the Closing;

(g)           all Taxes to the extent arising out of, relating to or in respect of the Transferred Assets, the Business or the operation or conduct of the Business by Buyer with respect to any Straddle Period to the extent that Buyer is liable therefor pursuant to Section 6.1(b); and

(h)           Buyer’s share of all applicable Transfer Taxes pursuant to Section 13.14.

2.5           Retained Liabilities. Other than the Assumed Liabilities, Buyer will not assume or be liable for any other Liabilities, including Retained Liabilities, and Seller will remain responsible for paying, performing and discharging all such Liabilities. “Retained Liabilities” shall include, without limitation, the following:

(a)           all liabilities and obligations agreed to be performed by Seller and the Seller Subsidiaries pursuant to the terms of this Agreement or any of the Other Agreements;

(b)           all Taxes except as expressly assumed by Buyer pursuant to Section 2.4;

(c)           any liability or obligation relating to an Excluded Asset, including the Retained Litigation;

(d)           except to the extent specified to be an Assumed Liability in Section 2.4, any Liability arising out of or relating to the Transferred Assets or the operation or conduct of the Business to the extent that such Liability is for, relates to, arises or accrues during any time period prior to the Closing;

(e)          except to the extent specified to be an Assumed Liability in Section 2.4, any Liability under or arising from any of the Transferred Contracts, the Transferred Intellectual Property, the Transferred Leases and the Transferred Business Licenses, in each case to the extent payable, performable or accruing prior to the Closing, including in all cases any such Liabilities to the extent arising from any breach, default, violation or other form of noncompliance by Seller or any Seller Subsidiary thereunder prior to the Closing;

(f)          any Liability arising out of or resulting from any violation or non-compliance with any Law by Seller or any Seller Subsidiary;

(g)          all Liability under any employment, severance or termination agreement between Seller or any Seller Subsidiary and any Business Employee, to the extent payable, performable, arising or accruing prior to the Closing or arising out of or in connection with the termination of any such Business Employee by Seller prior to or after the Closing;

(h)           any Liability of Seller or the Seller Subsidiaries for any Seller Expenses and

(i)           any liability or obligation of Seller or its Affiliates with respect to any Benefit Plan, including, but not limited to, any defined benefit pension or Multiemployer Plan in which any of the current or former employees or other service providers of Seller or any Seller Subsidiary currently participate or have at any time participated, or any other wages, compensation, option, stock right, bonus or profit-sharing earned by such Transferred Employees.

2.6           Closing.

(a)           At the Closing,

(i)           Seller will deliver or cause to be delivered to Buyer the various items, certificates, instruments, and documents referred to in Section 10.1; and

(ii)          Buyer will deliver or cause to be delivered to Seller various items, certificates, instruments, and documents referred to in Section 10.2.

(b)           The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at a location or locations mutually satisfactory to the parties hereto (or remotely via the electronic exchange of executed documents and other closing deliverables) commencing at 9:00 a.m., Eastern Standard Time (i) on the first Business Day following the date upon which all of the conditions to Closing set forth in Article 8 and Article 9 have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing), or (ii) on such other date as the parties may mutually agree in writing (the “Closing Date”).

2.7           Purchase Price.

(a)           Purchase Price. Subject to the terms and conditions of this Agreement, in full consideration for Seller’s sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Buyer, and Seller’s execution and delivery of, and its performance of its obligations contained in, this Agreement and the Other Agreements, at the Closing, Buyer shall (i) pay to Seller in accordance with Section 2.7(c) the Estimated Purchase Price, subject to adjustment after the Closing pursuant to Section 2.7(d) (the “Purchase Price”), and (ii) assume the Assumed Liabilities as provided in Section 2.4; provided, however, that the Seller may elect to receive up to 1,000,000 shares of Common Stock of Buyer in lieu of up to $5,000,000 in cash of the Base Purchase Price, by giving written notice to Buyer not less than 20 calendar days prior to the Closing (the “Election Notice”). For the avoidance of doubt, for purposes of the foregoing, the parties hereto agree that each share of Common Stock of Buyer shall equal $5.00.

(b)           Preliminary Closing Statement. At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an unaudited balance sheet of the Transferred Assets and Assumed Liabilities prepared in good faith by Seller on an estimated basis as of the Adjustment Time (the “Estimated Closing Balance Sheet”). Together with the Estimated Closing Balance Sheet (and based thereon to the extent applicable), Seller shall deliver to Buyer a statement (the “Preliminary Closing Statement”), signed and attested to by the chief financial officer of Seller, certifying Seller’s good faith calculation and estimate or computation (including all calculations in reasonable detail) of:

(i)           the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), and

(ii)           the Estimated Purchase Price.

The Estimated Closing Balance Sheet and the Preliminary Closing Statement, and each element of the Preliminary Closing Statement, shall be prepared in accordance with the Accounting Principles and be accompanied by reasonable supporting detail. Buyer shall be entitled to comment on and request reasonable changes to the Estimated Closing Balance Sheet or Preliminary Closing Statement, and Seller shall provide Buyer and its representatives access to information that Buyer reasonably requests relating to the Estimated Closing Balance Sheet or Preliminary Closing Statement and the preparation thereof. Seller shall consider in good faith any changes Buyer proposes to the Preliminary Closing Statement and revise such statement if, based on its good faith assessment, such changes are warranted. Buyer may accept the Preliminary Closing Statement without waiving its rights to challenge such position pursuant to Section 2.7(d).

(c)           Closing Payments; Issuance of Stock. At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds, to an account designated in writing by Seller by written notice to Buyer not less than five (5) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price. To the extent that Seller has provided Buyer with the Election Notice in a timely manner, at the Closing Buyer shall issue to Seller such amount of shares of Common Stock of Buyer as set forth in such Election Notice.

(d)           Determination of Final Purchase Price.

(i)           Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller an unaudited balance sheet of the Transferred Assets and Assumed Liabilities prepared in good faith by Buyer as of the Adjustment Time (the “Closing Balance Sheet”). Together with the Closing Balance Sheet (and based thereon to the extent applicable), Buyer shall deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of: (A) the Net Working Capital Adjustment, and (B) the Final Purchase Price. The Closing Balance Sheet and Closing Statement, and each element thereof, shall be prepared in accordance with the Accounting Principles and be accompanied by reasonable supporting detail.

(ii)           During the thirty (30) days immediately following Seller’s receipt of the Closing Statement (the “Closing Statement Review Period”), Buyer shall provide Seller and its representatives access to information that Seller reasonably requests that Buyer used to prepare the Closing Balance Sheet and Closing Statement.

(iii)           If Seller disagrees with any of the items included in the Closing Statement, then Seller may, on or prior to the last day of the Closing Statement Review Period, deliver a written notice of such disagreement to Buyer (a “Notice of Disagreement”). To be in proper form, each disagreement contained in a Notice of Disagreement must specify in reasonable detail the nature and amount of such disagreement, as well as a reasonable basis therefor and relevant supporting documentation and calculations (each disagreement meeting the requirements of this Section 2.7(d)(iii) and included in a timely Notice of Disagreement, a “Disputed Item”). If Seller does not deliver a timely Notice of Disagreement meeting the requirements of this Section 2.7(d)(iii), then the Closing Statement delivered by Buyer pursuant to Section 2.7(d)(i) above shall be final and binding on the parties and deemed to set forth the Final Purchase Price. If Seller delivers a timely Notice of Disagreement meeting the requirements of this Section 2.7(d)(iii), then (A) during the thirty (30) day period following delivery of such Notice of Disagreement (the “Resolution Period”), Buyer and Seller shall seek in good faith to resolve the Disputed Item(s); and (B) all items included in the Closing Statement with which Seller does not in the Notice of Disagreement disagree shall be final and binding on the parties and shall be utilized in the computation of the Final Purchase Price. During the Resolution Period, Seller shall provide Buyer and its representatives with access to information that Buyer reasonably requests relating to the Notice of Disagreement and Seller’s preparation thereof. Notwithstanding the foregoing, Seller cannot dispute the Closing Balance Sheet to the extent such dispute is based on methods of depreciation, amortization or calculating inventory; provided that such methods are consistent with the Accounting Principles.

(iv)           If, at the end of the Resolution Period, Buyer and Seller have not resolved each Disputed Item, then Buyer and Seller shall have the right to submit the unresolved Disputed Items to an independent auditor for review and resolution. Such independent auditor shall, and Buyer and Seller shall cause such independent auditor to, (A) act as an expert and not an arbitrator, (B) make a final determination based solely on the applicable provisions of this Agreement (and not by independent review), (C) base its decision on a single presentation submitted in writing by each of Buyer and Seller and on one written response to each such presentation (unless such independent auditor requests an additional response from either Buyer or Seller), and not on independent investigation, (D) with respect to each unresolved Disputed Item, render a determination that must be within the ranges of values claimed by each of Buyer and Seller, and (E) render a final determination as to each Disputed Item within forty-five (45) days following the end of the Resolution Period (the “Auditor Review Period”). During the Auditor Review Period, each of Buyer and Seller shall provide such independent auditor with reasonable access to information relating to any Disputed Item. The fees and expenses of such independent auditor shall be borne by Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by such independent auditor) bears to the aggregate amount of the Disputed Items submitted to such independent auditor for review and resolution.

(v)           The final determination as to each Disputed Item as determined by such independent auditor shall be final and binding on the parties hereto, absent a showing of fraud or willful misconduct, and shall be utilized in the computation of the Final Purchase Price.

(e)           Adjustment to Estimated Purchase Price.

(i)           If the Final Purchase Price is greater than the Estimated Purchase Price, then Buyer shall pay to Seller an amount equal to such excess within five (5) Business Days of the final determination of such amount, by wire transfer of immediately available funds to an account designated in writing by Seller.

(ii)           If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay to Buyer an amount equal to such shortfall within five (5) Business Days of the determination of the Final Purchase Price.

(iii)           For the avoidance of doubt, any payment made under this Section 2.7(e) shall constitute an adjustment to the Purchase Price.

2.8           Prorations. With respect to accrued utility and similar payments arising from the ownership or use of the Transferred Assets, the Assumed Liabilities and the operation of the Business, the accrued rents and other payments under the Transferred Leases, the Transferred Intellectual Property and the Transferred Contracts and similar accrued items all as relating to a period after and including the Closing Date, Buyer shall be responsible for the pro rata portion thereof based upon the number of days in such period following (but, for the avoidance of doubt, not including) the Closing Date as a percentage of the total number of days in such period.

2.9           Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated for Tax purposes among the Transferred Assets as set forth on the Allocation Statement which shall be attached hereto as Exhibit D at the Closing. No later than 90 days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer a proposed allocation of the Purchase Price allocable to the Transferred Assets in the form attached hereto as Exhibit D plus the Assumed Liabilities among the Transferred Assets, which allocation shall be in accordance with Treasury Regulations Section 1.1060-1 (the “Allocation Statement”). If Buyer disagrees with Seller’s proposed Allocation Statement, Buyer may, within 30 days after delivery of such Allocation Statement, deliver a notice to Seller stating that Buyer disagrees with such Allocation Statement and specifying in reasonable detail those items or amounts as to which Buyer disagrees and the basis therefor. If Buyer does not timely deliver a notice of disagreement, then Seller’s proposed Allocation Statement shall be final and binding upon Seller and Buyer. If Buyer timely delivers a notice of disagreement, Seller and Buyer shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If, during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause such independent auditor to review the remaining disputed items (such items, the “Disputed Allocation Items”), and such review shall be final and binding upon Seller and Buyer. The fees and expenses of such independent auditor shall be allocated between Seller and Buyer in such manner that Buyer shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of Disputed Allocation Items submitted to such independent auditor that are resolved in a manner further from the position submitted to such independent auditor by Buyer and closer to the position submitted to such independent auditor by Seller (as finally determined by such independent auditor), and the denominator of which is the total aggregate dollar value of the Disputed Items so submitted, and Seller shall be responsible for the remainder of such fees and expenses. Thereafter, Seller shall prepare and deliver to Buyer from time to time a revised proposed Allocation Statement updated to reflect any adjustments to the Purchase Price pursuant to this Agreement requiring any adjustment to the Allocation Statement. Such revised allocation statement shall become the Allocation Statement subject to review and dispute resolution rights allowable to the initial proposed Allocation Statement delivered to Seller pursuant to this Section 2.9. The parties hereto shall file, or cause to be filed, all federal income Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Allocation Statement as finally determined pursuant to this Section 2.9 and shall take no actions for Tax purposes inconsistent therewith, except, in each case, as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any other similar provision of Law).

2.10           Title and Risk. Title to the Transferred Assets shall not pass until Closing. Seller and the Seller Subsidiaries shall continue to carry on the Business for their own benefit and at their own risk up to Closing. The Transferred Assets shall be at the risk of Buyer from Closing.

  ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Founder and Seller hereby, jointly and severally, represent and warrant to Buyer, as of the date of this Agreement and the Closing Date only, as follows; provided, however, that the representations and warranties of this Article 3 shall be qualified by any exceptions disclosed in the Disclosure Schedule corresponding to an enumerated Section of this Article 3 (collectively, the “Disclosure Schedule”), and to any other Section of this Article 3 to which its relevance is reasonably apparent on the face of such disclosure.

3.1           Status of Seller and the Seller Subsidiaries. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and shall remain so until one (1) year after the Closing Date. Each of Seller and the Seller Subsidiaries has full corporate, company or partnership power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct the Business as presently conducted by it. Each of Seller and each of the Seller Subsidiaries is qualified to do business and is in good standing (to the extent the concept of good standing is applicable in a particular jurisdiction) in all jurisdictions in which the character of the properties owned, leased, or operated by it or the nature of the Business makes such qualification necessary, except where such failure would not reasonably be expected to have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule lists each subsidiary of Seller. Founder holds ninety-percent (90%) of the issued and outstanding equity interests of Seller. Steve Lewis (“Lewis”) holds ten-percent (10%) of the issued and outstanding equity interests of Seller. Founder and Lewis, collectively, own all of the equity interests of Seller. There are no outstanding options or warrants for the purchase or issuance of any equity interest of Seller.

3.2           Authorization; No Conflicts.

(a)           Seller has the right, power, and authority to enter into this Agreement and the Other Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements. Each of the Seller Subsidiaries has the right, power, and authority to execute, deliver and perform the Other Agreements to which it is or will be, a party and to perform its obligations thereunder and consummate the transactions contemplated to be performed and consummated by this Agreement and such Other Agreements.

(b)           The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller and each of the Seller Subsidiaries of each Other Agreement to which it is, or will be, a party will not, and the consummation of the transactions contemplated to be consummated by it by this Agreement and such Other Agreements will not conflict with, or result in any breach of or constitute a default under (or an event that, with notice or lapse of time or both, would become a default), require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation under, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, or result in the creation of any Lien (other than Permitted Encumbrances or Liens caused by Buyer) upon any of the Transferred Assets under, any provision of (i) in the case of Seller, its certificate of incorporation or bylaws and, in the case of each of the Seller Subsidiaries, its comparable organizational documents, (ii) any Contract (including any Transferred Contract) to which Seller or any of the Seller Subsidiaries is a party or by which any of the Transferred Assets or Assumed Liabilities is bound, or (iii) any injunction, judgment, Order or decree or statute, Law, ordinance, legally-binding rule, executive order, code or regulation applicable to Seller or any of the Seller Subsidiaries or any of the Transferred Assets or Assumed Liabilities, except as set forth on Section 3.2(b) of the Disclosure Schedule. No consent, Permit, authorization or approval of, or registration, declaration, notice or filing with, any Governmental Authority, is required to be obtained or made by or with respect to Seller or any of the Seller Subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the Other Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and by the Other Agreements, other than (A) compliance with and filings under applicable Antitrust Laws, (B) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Other Agreements, and (C) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Seller has duly executed and delivered this Agreement and on or prior to the Closing will have duly executed and delivered each Other Agreement to which it is, or will be, a party, and this Agreement constitutes, and each Other Agreement to which it is, or will be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar Laws relating to the enforcement of creditors’ rights generally, (ii) the availability of the remedies of specific performance or injunctive relief which may be subject to the discretion of the court before which any Proceeding for such remedies may be brought, or (iii) the exercise by any court of its discretion in invoking general principles of equity (the “Equitable Exceptions”). Each of the Seller Subsidiaries on or prior to the Closing will have duly executed and delivered each Other Agreement to which it is, or will be, a party, and each Other Agreement to which it is, or will be, a party will after the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by the Equitable Exceptions.

3.3           Financial Matters.

(a)           Financial Statements. To the Knowledge of Seller, Section 3.3(a) of the Disclosure Schedule sets forth true, complete and correct unaudited and consolidated balance sheet and profits and losses statement of Seller and Seller Subsidiaries (including any related notes and schedules) as of (i) December 31, 2016 and December 31, 2017, and (ii) for the nine-month period ended September 30, 2018 (such balance sheet and statement of profits and losses of the Seller and Seller Subsidiaries set forth above in clauses (i) and ii) are referred to collectively as the “Financial Statements”). The Financial Statements (including the notes thereto, if any) have been prepared from, and are consistent with, the books and records of Seller, and fairly present the financial condition and results of operation of Seller as of the date thereof, and have been prepared in accordance with the Accounting Principles. Since January 1, 2018, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of Seller. Seller has established and adheres to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. Seller does not have any Liability that is within the definition of Assumed Liabilities, except for (a) Liabilities set forth on the Financial Statements, or (b) Liabilities that have arisen in the Ordinary Course of Business and are not material in amount.

(b)           Indebtedness. Section 3.3(b) of the Disclosure Schedule sets forth a list of all Indebtedness of Seller as of the date of this Agreement and identifies for each item of Indebtedness the outstanding principal and accrued but unpaid interest as of the date of this Agreement.

3.4           Taxes. Except as set forth in Section 3.4 of the Disclosure Schedule:

(a)           Seller has duly filed or caused to be filed with the appropriate Taxing Authority (taking into account all available extensions) all income and other material Tax Returns that are required to be filed by it, and all such Tax Returns are true, accurate and complete in all material respects.

(b)           There are no Liens for Taxes upon any of the Transferred Assets or the Business, other than Permitted Encumbrances.

(c)           Seller has paid or caused to be paid all Taxes shown as due on Tax Returns filed by it.

(d)           There is no currently outstanding written dispute, deficiency, claim, audit or other administrative or judicial proceeding relating to any Tax or Tax Return of Seller, and Seller has not received written notice regarding the potential commencement of any such proceeding.

(e)           No written claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Except as set forth in Section 3.4(e) of the Disclosure Schedule, , Seller has never been a resident for Tax purposes in a country other than the United States, or otherwise had a branch, permanent establishment, or taxable presence outside the United States.

(f)           Seller has duly and timely collected all amounts that Seller reasonably believed collectible on account of any sales or transfer Taxes, including goods and services, harmonized sales, value added, and state, provincial, or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by applicable Laws to be remitted by it.

(g)           Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since its formation. Buyer shall not be liable for any Tax under Section 1374 of the Code in connection with the sale of Seller’s assets.

3.5           Real and Personal Property.

(a)           Personal Property. Except as set forth on Section 3.5(b) of the Disclosure Schedule, Seller and each Seller Subsidiary owns (free and clear of all Liens and Claims, other than Permitted Encumbrances), all tangible personal property owned by it. Upon consummation of the Acquisition, Buyer will acquire good and valid title to the Transferred Assets, in each case free and clear of all Liens.

(b)           Sufficiency of Assets. Except as set forth on Section 3.5(b) of the Disclosure Schedule, the Transferred Assets, (i) constitute all of the assets, properties and rights owned, leased or licensed by Seller or the Seller Subsidiaries used or held for use for or in connection with the operation or conduct of the Business as currently conducted, and (ii) are sufficient and constitute all of the assets, properties and rights necessary for the operation and conduct of the Business by Buyer immediately following the Closing in substantially the same manner as currently conducted by Seller and the Seller Subsidiaries.

(c)           Defects. All Personal Property included in the Transferred Assets is free from material defects to the Knowledge of Seller, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used.

(d)           Availability of Property. Immediately following the Closing, all of the assets, properties and rights included in the Transferred Assets will be owned, leased, licensed or otherwise available for use by Buyer on terms and conditions identical or substantially identical to those under which Seller and the Seller Subsidiaries currently own, lease, license or use or hold available for use such assets, properties and rights. Other than personal property of employees of the type customarily brought into the office by employees (such as furniture, art, and personal mobile phones), no Person other than Seller or the Seller Subsidiaries owns or has leased any personal property situated on any of the Transferred Leases.

(e)           Real Property; Transferred Leases. Seller and the Seller Subsidiaries do not own any real property. Except for the Transferred Leases, neither Seller nor Seller Subsidiaries lease any real property. Seller or the applicable Seller Subsidiary holds a valid, subsisting and enforceable leasehold interest under the Transferred Leases, and such Transferred Lease constitutes a legal, valid and binding obligation, enforceable against Seller or such applicable Seller Subsidiary in accordance with its terms, except to the extent that such enforceability may be limited by the Equitable Exceptions. Neither Seller nor any of the Seller Subsidiaries subleases or otherwise permits the occupancy by any third party of all or any portion of the Transferred Leases. Seller has made available to Buyer a true and complete copy of each Transferred Lease (including all amendments, modifications and supplements thereto).

3.6           Intellectual Property and Technology.

(a)           Section 2.2(e) or Section 2.2(f) of the Disclosure Schedule contains a true and complete list of: (i) all Transferred Registered IP that is owned by or filed in the name of Seller or a Seller Subsidiary, specifying as to each item, as applicable: (A) the nature of the item, including the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates; (ii) all Transferred Intellectual Property, including a description thereof; (iii) a list and version number, if applicable, of all Software used in connection with the Business; and (iv) all licenses and other similar agreements and permissions (provided, that Section 2.3(f) of the Disclosure Schedule need not list any Off-the-Shelf Software Licenses, but such Off-the-Shelf Software Licenses shall be included in the definition of Business IP Licenses) under which Seller or any Seller Subsidiary is a licensee or otherwise is authorized to distribute, use or practice in connection with or in support of the Business any Intellectual Property owned by a third party (such licenses and other similar agreements and permissions, collectively, “Business IP Licenses”). Section 2.2(f) of the Disclosure Schedule separately lists all third party components included or embedded in, or distributed or licensed with, the Business Proprietary Software.

(b)           Seller or a Seller Subsidiary owns and possesses all right, title and interest in and to the Owned Business IP and has sufficient rights pursuant to a valid and enforceable Business IP License to, all other Transferred Intellectual Property used in, held for use in, or necessary for the operation of, the Business as currently conducted and as currently proposed to be conducted, in each case free and clear of all Liens, other than Permitted Encumbrances. Seller has not received any written or, to the Knowledge of Seller, oral notice or claim challenging the ownership or validity of any Owned Business IP or asserting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor, to the Knowledge of Seller, is there a reasonable basis for any such notice or claim. Seller or a Seller Subsidiary has complied in all material respects with the terms and conditions of each of the Business IP Licenses; Seller has not received any written or, to the Knowledge of Seller, other notice from any Person asserting a breach of, termination, or non-renewal (or intent to terminate or not renew) any of the Business IP Licenses.

(c)           Except as set forth in Section 3.6(c) of the Disclosure Schedule, there are no restrictions on Seller’s or any Seller Subsidiary’s use, release, sale, disclosure, communication or modification of the Owned Business IP. Seller or the Seller Subsidiaries have complied in all material respects with any settlement agreements or Orders relating to their use of, or agreement not to use, any Transferred Intellectual Property.

(d)           Assuming the consents set forth on Section 3.6(d) of the Disclosure Schedule are obtained, consummation of the Acquisition will not result in the loss or impairment of the rights of Seller or any Seller Subsidiary to own or use any of the Owned Business IP or use any Intellectual Property included in the Transferred Intellectual Property which Seller or any Seller Subsidiary uses pursuant to a Business IP License; and neither Seller nor any Seller Subsidiary has not violated, and as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder will not violate, any Business IP License.

(e)           To the Knowledge of Seller, the operation of the Business does not infringe, misappropriate, dilute or otherwise violate, and has not, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person; and neither Seller nor any Seller Subsidiary has received any written notice regarding the foregoing (including any demand or request that Seller or any Seller Subsidiary license any rights from a third party or customer requests for indemnity), nor, to the Knowledge of Seller, is there a reasonable basis for any such notice or claim. To the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated any of the Owned Business IP. Neither Seller nor any Seller Subsidiary has received any written or, to the Knowledge of Seller, oral request for indemnification or notice that any Person believes it may have an indemnification claim against Seller or any Seller Subsidiary related to any Transferred Registered IP and, to the Knowledge of Seller, no basis exists for any such claim.

(f)           Each Person who has participated in the conception, creation, or development of any Owned Business IP has executed and delivered to Seller or a Seller Subsidiary a valid and enforceable Contract providing for the present assignment by such Person to Seller of all such Owned Business IP.

(g)           Seller or the Seller Subsidiaries have taken all steps they reasonably believe under the circumstances protect, preserve and maintain in confidence all Owned Business IP that constitutes, or that Seller or a Seller Subsidiary intended to retain as, a material Trade Secret. To the Knowledge of Seller, no such Trade Secrets have been disclosed or authorized to be disclosed to any Person not subject to a written confidentiality agreement or to an employee of Seller or a Seller Subsidiary who is not required to maintain the confidentiality of such Trade Secrets under Seller’s or any Seller Subsidiary’s employment policies.

(h)           To the Knowledge of Seller, there has been no actual or alleged theft, breach of security, or unauthorized use, disclosure, access or intrusions of any Trade Secrets of the Business.

(i)           Section 3.6(i) of the Disclosure Schedule sets forth a complete and accurate list of all Open Source Software (and the applicable license) incorporated into any Software or product that is licensed or distributed by Seller or any Seller Subsidiary to customers of the Business. None of the Business Proprietary Software or any other Software used, licensed or distributed by the Business requires any Transferred Intellectual Property be disclosed or distributed in source code form or for free to recipients, or requires Seller or any Seller Subsidiary to permit recipients to modify, make derivative works of, reverse engineer, or redistribute any Business Proprietary Software. Seller and the Seller Subsidiaries are in compliance with and has complied with all restrictions and other terms set forth in any Business IP License pursuant to which Seller or any Seller Subsidiaries uses any Open Source Software.

(j)           The source code to the Business Proprietary Software contains source comments and/or its associated documentation is sufficiently detailed, and contains such supporting information as would allow a relevantly skilled IT professional to: (i) assemble, compile, debug, support and improve the source code of such Software and (ii) use, maintain, adapt and enhance all applications currently provided to the public as part of the Business. To the Knowledge of Seller, the Business Proprietary Software does not contain any virus, Trojan horse, worm, time bomb, trap door, disabling device, or other harmful code that may cause the unauthorized destruction or corruption of Software or data.

(k)           Except as set forth in Section 3.6 of the Disclosure Schedule, no Seller or Seller Subsidiary has ever deposited or agreed to deposit any source code of any Business Proprietary Software in a source code escrow account, nor has it ever delivered or agreed to deliver or make available to any Person any source code.

3.7           Material Contracts.

(a)           Section 3.7(a) of the Disclosure Schedule sets forth a true, complete and correct list of all of the following material Contracts to which Seller or a Seller Subsidiary is a party or by which Seller or a Seller Subsidiary is bound (except for purchase orders) that is in full force and effect as of the date hereof (each a “Material Contract”):

(i)           any Transferred Contract or group of related Transferred Contracts providing for (A) payment by any Person to Seller or any Seller Subsidiary in excess of $50,000 annually or (B) the purchase of products or services by Seller or any Seller Subsidiary from any Person in excess of $50,000 annually;

(ii)           any Transferred Contract that limits or purports to limit the ability of the Business or any Person to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Seller, any Seller Subsidiary or any Person to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights; and

(iii)           any Transferred Contract that requires a consent of or notice to a third Person in connection with the consummation of the Acquisition and the other transactions contemplated hereby and by the Other Agreements.

(iv)           any Transferred Contract that involves non-cancelable commitments to make capital expenditures or relating to the construction of fixed assets in excess of $100,000 annually;

(v)           any Transferred Contract under which Seller or any Seller Subsidiary is a (A) lessee of or holds or operates any personal property, owned by a third party or (B) lessor of or permits any third party to hold or operate any personal property owned or controlled by Seller or any Seller Subsidiary;

(vi)           any license, royalty, indemnification, covenant not to sue, concurrent use, consent to use or other Transferred Contract relating to any Intellectual Property (including any Transferred Contracts relating to the licensing of Intellectual Property by Seller or any Seller Subsidiary to a third party or by a third party to Seller or any Seller Subsidiary or the sale or acquisition of Intellectual Property by Seller or any Seller Subsidiary) and any other Transferred Contracts affecting Seller’s or any Seller Subsidiary’s ability to own, enforce, use, license, or disclose any Intellectual Property, in each case other than Off-the-Shelf Software Licenses;

(vii)           any agent, sales representative, consultant, dealer, reseller, referral, marketing, alliance partner, sales, distribution agreement or other similar Transferred Contract;

(viii)          any Transferred Contract that (A) contains “most favored nations” pricing terms or grants to any customer or other Person any right of first offer or right of first refusal or exclusivity, or (B) contains any “non-solicitation”, “no hire”, “standstill”, “exclusivity” or similar provisions which restrict Seller from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(ix)           any Transferred Contract that (A) does not expressly cap the Liability thereunder of Seller or any Seller Subsidiary or (B) expressly permits special, consequential or punitive damages against Seller or any Seller Subsidiary;

(x)           any Transferred Contract with a Person located outside of the United States or any Contract requiring work to be performed by Seller or any Seller Subsidiary outside of the United States;

(xi)           any settlement, conciliation or similar agreement entered into in the past three (3) years or under which there are continuing obligations or Liabilities on the part of Seller or any Seller Subsidiary;

(xii)           any Transferred Contract pursuant to which Seller or any Seller Subsidiary subcontracts work to a third party;

(xiii)                      any Transferred Contract with any Material Customer or any Material Vendor;

(xiv)                      any Transferred Contract (or group of related Transferred Contracts) that is material to the operation of the Business and is not otherwise required to be disclosed pursuant to any of the foregoing; or

(xv)           any commitment or arrangement to enter into any of the foregoing.

(b)           Except as set forth on Section 3.7(b) of the Disclosure Schedule: (i) Each of the Material Contracts is in full force and effect and constitutes a valid, binding and enforceable obligation of the Seller or the Seller Subsidiary and, to the Knowledge of Seller, the other parties thereto, (ii) neither Seller nor any Seller Subsidiary is or, to the Knowledge of Seller, is Seller or any Seller Subsidiary alleged to be in breach of or default in any material respect under any Transferred Contract, (iii) to the Knowledge of Seller, no counterparty is in breach of or default in any Transferred Contract; (iv) each of the Transferred Contracts is freely and fully assignable to Buyer without penalties and other adverse consequences; and (v) upon consummation of the Acquisition, each Transferred Contract shall continue in full force and effect. Seller has provided (A) a true, complete and correct copy of each Transferred Contract, together with all amendments, waivers or other changes thereto and (B) a true, complete and correct description of the terms and conditions of each oral Material Contract. Neither Seller nor any Seller Subsidiary has any Liability under any Transferred Contract with a customer of the Business except for obligations to perform any ongoing or future services, provide products, work product or other deliverables or make payments, in each case, in the Ordinary Course of Business and as provided in such Contract. Neither Seller nor any Seller Subsidiary has waived any material rights under any Transferred Contract. To the Knowledge of Seller, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any counterparty to any Transferred Contract to declare a breach, default or violation under, or make an indemnification claim against Seller with respect to, such Transferred Contract or to terminate, modify or accelerate any terms of such Contract. Neither Seller nor any Seller Subsidiary has received written notice of an intention by any party to any Transferred Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Transferred Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business.

3.8           General Employee Matters; Benefit Plans and Benefits.

(a)           Employment Laws/Labor Matters.

(i)           Seller and the Seller Subsidiaries are in compliance with applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to those relating to discrimination, harassment, retaliation, hours of work, compensation, payment of wages and overtime, meal and rest periods, employment, termination of employment, employee benefits, and notice and severance obligations (the “Labor Laws”). Seller and the Seller Subsidiaries are not party to any collective bargaining agreement covering the Business Employees and the Seller Subsidiaries are not engaged in collective bargaining. There is no labor strike or dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened, against or involving Seller or any Seller Subsidiary. Section 3.8(a)(i) of the Disclosure Schedule lists all material Employment Agreements.

(ii)           Section 3.8(a)(ii) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Business Employees and consultants or independent contractors employed or otherwise engaged by Seller or any Seller Subsidiary and the country and state in which the individual normally works, (ii) the position, job description, date of hire, current annual rate of compensation (or with respect to such employees, consultants or independent contractors compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, commission, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person under the Fair Labor Standards Act and any other applicable Law regarding the payment of wages, and (iv) the current total annual compensation of each such person (including any bonus, contingent or deferred compensation).

(iii)           Section 3.8(a)(iii) of the Disclosure Schedule sets forth a list of all payments to any Business Employee or independent contractor or consultant engaged by Seller or any Seller Subsidiary owing or arising at, prior to or following the Closing from or as a result of the consummation of the Acquisition, including any payments for stock appreciation or similar rights, any severance or bonus plan or payment, or any similar payment including the amount of each such payment. Except as set forth on Section 3.8(a)(iii) of the Disclosure Schedule, neither Seller nor any Seller Subsidiary has made any binding commitment (whether written or verbal) to any Business Employee or consultants or independent contractors engaged by Seller or any Seller Subsidiary with respect to compensation, benefits, promotion, retention, termination, severance, policies, change in control, other terms and conditions of employment or similar matters in connection with the Acquisition.

(iv)           To the Knowledge of Seller, no Business Employee is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to such employee's employment with Seller or any Seller Subsidiary because of the nature of the business conducted or presently proposed to be conducted by Seller or any Seller Subsidiary or to the use of Trade Secrets or proprietary information of others. No Business Employee is currently subject to any disciplinary proceedings.

(v)           To the Knowledge of Seller, neither Seller nor any Seller Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who performed services on behalf of Seller or any Seller Subsidiary who had previously submitted to his or her supervisor or anyone else in a position of authority with such Seller any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by such Seller or Seller Subsidiary or their respective employees. There are no pending or, to the Knowledge of Seller, threatened charges (by any employee, his or her representatives or Governmental Authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Seller or any Seller Subsidiary.

(vi)           Seller and each Seller Subsidiary has paid all wages, salaries, wage premiums, bonuses, commissions, fees, and other compensation due and payable to the Business Employees and all contractors or independent contractors performing services on behalf of the Seller or any Seller Subsidiary pursuant to applicable Law, Contract or policy.

(b)           Benefit Plans and Benefits.

(i)           Section 3.8(b) of the Disclosure Schedule lists all Benefit Plans. Seller has made available to Buyer a true and complete copy of each such Benefit Plan (and any amendments thereto). Except as set forth on Section 3.8(b) of the Disclosure Schedule, no Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a Multiemployer Plan. To the Knowledge of Seller, each of the Benefit Plans has been maintained and administered in all material respects in accordance with its terms and in compliance in all material respects with applicable Laws including but not limited to ERISA and the Code. All payments and contributions required to have been made with respect to all Benefit Plans, for all periods prior to the Closing Date, either have been made or properly accrued in accordance with the terms of the applicable Benefit Plan and applicable Law. To the Knowledge of Seller, each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for an application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Benefit Plan would not otherwise be covered by an IRS determination and no event or omission has occurred that would cause any Benefit Plan to lose such qualification.

(ii)           To the Knowledge of Seller, each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Plan is, or to the Knowledge of Seller, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(iii)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Seller or any Seller Subsidiary; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of Seller or any Seller Subsidiary.

(iv)           None of the Benefit Plans provides health care or any other non-pension benefits to any employee of Seller or Seller Subsidiary after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and, to the Knowledge of Seller, neither Seller nor any Seller Subsidiary has ever promised to provide such post-termination benefits.

3.9           Litigation and Other Proceedings.

(a)           Except as set forth on Section 3.9(a) of the Disclosure Schedule, there is not currently any Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary. To the Knowledge of Seller, there is no fact or circumstance that individually or in the aggregate is reasonably likely to result in a material Proceeding becoming pending or threatened against Seller or any Seller Subsidiary or affecting any of the Transferred Assets, the Assumed Liabilities, the Business Employees or the Business.

(b)           Except as set forth on Section 3.9(b) of the Disclosure Schedule there is not currently any Order outstanding against Seller or any Seller Subsidiary.

(c)           Except as set forth on Section 3.9(c) of the Disclosure Schedule, Seller and the Seller Subsidiaries have not commenced, and do not have pending, any Proceeding against any Person.

3.10           Compliance with Laws.

(a)           Generally. Except as set forth on Section 3.10(a) of the Disclosure Schedule, other than in respect of the Excluded Assets or the Retained Liabilities, Seller and the Seller Subsidiaries are in substantial compliance with all material applicable Laws and the ownership or use of the Transferred Assets and Assumed Liabilities. Neither Seller nor any Seller Subsidiary has ever received any written notice of, or been charged with, the violation of any applicable Law.

(b)           Permits. Section 3.10(b) of the Disclosure Schedule lists all Permits of Seller and the Seller Subsidiaries. Each Permit listed on Section 3.10(b) of the Disclosure Schedule is in full force and effect and Seller and the Seller Subsidiaries, as applicable, are not in material violation of or material default under any such Permit.

3.11           Environmental Matters. Except as set forth on Section 3.11 of the Disclosure Schedule: (a) neither Seller nor any Seller Subsidiary has ever received any written notice from any Governmental Authority or any other Person alleging that Seller or a Seller Subsidiary has liability arising under, or is not in compliance with, any Environmental Law; (b) Seller or a Seller Subsidiary has obtained all material Permits required under Environmental Laws; (c) there is no pending or, to Seller’s Knowledge, threatened Proceeding by any Governmental Authority arising under or pursuant to any Environmental Law and (d) to Seller’s Knowledge, there is, and has been, no treatment, storage, manufacturing, transportation, handling, disposal, arranging for or permitting the disposal of, exposure of any Person to, or Release of Hazardous Substances, including by Seller or any Seller Subsidiary, at, under, on or from any property, any real property previously primarily used, occupied or held for use.

3.12           Brokers and Commissions. Except as set forth on Section 3.12 of the Disclosure Schedule, no Person is entitled to or, to the Knowledge of Seller, has asserted a right to, any commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement.

3.13           Customers. Section 3.13 of the Disclosure Schedule sets forth a true, correct and compete list of (a) the Business Customers (each, a “Material Customer”, and collectively, the “Material Customers”), showing the approximate total Business-related sales to each such Business Customer during the applicable period. No Material Customer has (x) canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or terminate, its relationship with Seller or any Seller Subsidiary, or (y) decreased or limited materially or, to the Knowledge of Seller, threatened to decrease or limit materially, its business with Seller or any Seller Subsidiary or indicated any intent to modify materially its relationship with Seller or any Seller Subsidiary. No Material Customer has made an indemnification or similar claim against Seller or any Seller Subsidiary and, to the Knowledge of Seller, no basis for any such claim by any Material Customer exists. Neither Seller nor any Seller Subsidiary is currently involved in any material dispute with any Material Customer and, to the Knowledge of Seller, no basis for any such dispute exists.

3.14           Vendors. Section 3.14 of the Disclosure Schedule sets forth a true, correct and complete list of (a) the material suppliers and vendors for the Business (each, a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by Seller or any Seller Subsidiary from each such supplier or vendor during the applicable period. No Material Vendor has (x) has canceled or otherwise terminated, or, to the Knowledge of Seller, threatened to cancel or terminate, its relationship with Seller or any Seller Subsidiary, (y) decreased or limited materially or, to the Knowledge of Seller, threatened to decrease or limit materially, its business with Seller or any Seller Subsidiary or intends to modify materially its relationship with Seller or any Seller Subsidiary, and (z) increased or, to the Knowledge of Seller, threatened to increase, the prices charged by such Material Vendor to Seller or any Seller Subsidiary for the goods or services provided by such Material Vendor. Neither Seller nor any Seller Subsidiary is currently involved in any material dispute with any Material Vendor and, to the Knowledge of Seller, no basis for any such dispute exists.

3.15           Accounts Receivable. All accounts and notes receivable included in the Transferred Assets are or will be: (a) valid, existing and genuine; (b) bona fide receivables arising in the Ordinary Course of Business and collectible in the Ordinary Course of Business (net of allowances for doubtful accounts reflected on the Financial Statements); (c) not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, judgment, security interest or other Lien (other than Permitted Encumbrances), except where indicated; and (d) not subject to any deduction, free goods discount or other deferred price or quantity adjustment, except where indicated.

3.16           Privacy and Security.

(a)           To the Knowledge of Seller, Seller’s and Seller Subsidiaries’ past and present collection, use, analysis, disclosure, retention, storage, security, and dissemination of Personal Information and Sensitive Information complies in all material respects with, and has not in any material respect violated, (i) any Contract to which Seller or any Seller Subsidiary is or was a party, (ii) any applicable Laws, including Privacy and Security Laws, or (iii) any corporate policy applicable to Seller or any Seller Subsidiary, including those applicable to data privacy, data security, Personal Information and Sensitive Information.

(b)           None of the operations, or activities of Seller or any Seller Subsidiary relating to the Business has resulted, or continues to result, in Seller or any Seller Subsidiary acting as a covered entity as defined in 45 C.F.R. § 160.103.

(c)           To the Knowledge of Seller, the Seller’s computer systems are sufficient in all material respects for the immediate and currently anticipated future needs of the Business. There have been no failures, breakdowns or continued substandard performance of any such computer system that have caused the substantial disruption or interruption in or to the use of the such computer systems or the operation of the Business by Seller or any of Seller Subsidiaries. Seller and the Seller Subsidiaries have taken reasonable precautions to protect the confidentiality, integrity and security of such computer systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. Seller and Seller Subsidiaries have used commercially reasonable efforts to implement security patches and upgrades that are generally available for such computer systems.

(d)           Neither Seller nor any Seller Subsidiary is, or has ever been, in each case: (i) under an investigation by any Governmental Authority for a violation of any Privacy and Security Laws to the Knowledge of Seller, (ii) in receipt of any written notices from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, the Attorney General of any state or any other Governmental Authority relating to any such violations, or (iii) to the Knowledge of Seller, acting in a manner that would trigger a notification or reporting requirement under any business associate agreement to which Seller or any Seller Subsidiary is a party or under any Privacy and Security Laws.

(e)           Complete and accurate copies of any written complaints delivered to Seller or any Seller Subsidiary alleging a violation of any Privacy and Security Laws in connection with the Business, have been provided to Buyer.

(f)           To the Knowledge of Seller, there has been no unauthorized use or disclosure of Personal Information of any third party by Seller or any Seller Subsidiary or unauthorized use or disclosure of Personal Information of Seller or any Seller Subsidiary that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.

3.17           Product Warranty. Each product designed, produced, distributed, marketed or sold by Seller or any of Seller Subsidiaries is and has been in conformity in all material respects with all applicable contractual requirements, including all product specifications and all express warranties.  Neither Seller nor any of Seller Subsidiaries has any material Liability for replacement or repair of any such products or other damages in connection with such products, nor, to the Knowledge of Seller, is there any reasonable basis for any such material Liability. Set forth on Section 3.17 of the Disclosure Schedule are all standard forms of warranty used in the Business.

3.18           Affiliate Transactions. Except as set forth on Section 3.18 of the Disclosure Schedule, other than as contemplated by this Agreement or as explicitly discussed in the notes to the Financial Statements, none of the Seller, Seller Subsidiaries, Founder, any of Seller’s Affiliates or the officers, directors or, to the Knowledge of Seller, employees of Seller or Seller Subsidiaries has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or customer of Seller or any of Seller Subsidiaries, or in any Person from whom or to whom Seller or any of Seller Subsidiaries has leased any assets, or in any other Person with Seller or any of Seller Subsidiaries has any business relationship. Section 3.18 of the Disclosure Schedule sets forth all Contracts between Seller or any of Seller Subsidiaries, on the one hand, and Founder, Founder’s Affiliates or Seller’s Affiliates, or any employees, officers or directors of Seller or Seller Subsidiaries, on the other hand. Section 3.18 of the Disclosure Schedule sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from Seller or any of Seller Subsidiaries, on the one hand, and Founder, his Affiliates, or any such employees, officers or directors of Seller or Seller Subsidiaries, on the other hand, during the three (3) years immediately preceding execution of this Agreement (excluding employment-related compensation and benefits in the Ordinary Course of Business and any dividends or distributions paid by Seller to Founder in his capacity as equityholder of Seller).  Except as set forth on Section 3.18 of the Disclosure Schedule, during the three (3) years immediately preceding execution of this Agreement, neither Founder nor any of his Affiliates (excluding Seller and Seller Subsidiaries) have provided credit enhancements, guaranties, assets or rights to use assets as collateral or any other assistance to facilitate or support transactions or the Business.

3.19           Insurance. Section 3.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including property, casualty, liability and worker’s compensation coverage and bond and surety arrangements) carried by, or maintained on behalf of, Seller or any of Seller Subsidiaries, copies of which have been provided to Buyer: (a) the name, address and telephone number of the agent; (b) the name of the insurer and policyholder; and (c) the policy number and period of coverage. With respect to each such insurance policy, to the Knowledge of Seller: (i) it is legal, valid, binding, enforceable and in full force and effect, (ii) Seller and Seller Subsidiaries are not in breach or default in any material respect (including with respect to giving notices and timely payment of all premiums payable under all such insurance policies), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination thereof; and (iii) neither Seller nor Seller Subsidiaries have received written notice of any pending or threatened termination or non-renewal with respect thereto. Section 3.19 of the Disclosure Schedule sets forth a list of all claims made by Seller or any of Seller Subsidiaries since December 31, 2013, against an insurer in respect of coverage under any insurance policy.

3.20           Investment. To the extent that an Election Notice will be provided, Founder will be acquiring (directly and indirectly) his equity interest in Buyer for his own account and not in violation of the federal securities Laws or any applicable state securities Laws. Founder qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Founder understands that his ownership of equity interest in Buyer involves substantial risk. Founder has experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Founder can bear the economic risk of his investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Founder is capable of evaluating the merits and risks of his investment in Buyer. Founder understands that his equity interests in Buyer have not been registered under the Securities Act. Founder acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities Laws or pursuant to an applicable exemption therefrom, and in accordance with the governing documents of Buyer.

3.21           Certain Business Practices.

(a)           To the Knowledge of Seller, neither Seller nor any of Seller Subsidiaries, nor any of their respective directors, officers, or employees, nor any agent or other third party representative acting on behalf of Seller or any of Seller Subsidiaries, is currently, or has been: (i) a Sanctioned Person, (ii) organized, resident, or located in a Sanctioned Country, (iii) directly or indirectly operating in, conducting business with, or otherwise engaging in any dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws or (iv) otherwise in violation of any applicable Sanctions Laws, Ex-Im Laws, AML Laws, Anti-Corruption Laws, or anti-boycott Laws administered by the U.S. Department of Commerce or the U.S. Internal Revenue Service.

(b)           To the Knowledge of Seller, neither the Seller nor any of Seller Subsidiaries, nor any of their respective directors, officers, or employees, nor any agent or other third party representative acting on behalf of Seller or any of Seller Subsidiaries, has offered, paid, promised to pay, or authorized payment of any money, or offered, given, promised to give, or authorized giving of anything of value to (i) any Government Official for purposes of influencing any act or decision of such Government Official in its or his official capacity, inducing such Government Official to do or omit to do any act in violation of its or his lawful duty, or securing any improper advantage, or inducing such Government Official to use its or his influence with a foreign Governmental Authority to affect or influence any act or decision of such Governmental Authority, in each case, in order to assist Seller or any of Seller Subsidiaries in obtaining or retaining business for or with, or directing business to any person; (ii) any person, while knowing that all or a portion of such money or thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official for any prohibited purpose described in clause (i); or (iii) any other individual or entity in violation of applicable Anti-Corruption Laws.

(c)           Seller and Seller Subsidiaries have established and maintain in effect written policies, procedures, and internal controls, and internal accounting control systems, that are reasonably designed to prevent, detect and deter violations of applicable Sanctions Laws, Ex-Im Laws, AML Laws, Anti-Corruption Laws, and anti-boycott Laws.

3.22           No Omission. No representation or warranty made by the Seller in this Agreement contains any untrue statements of a material fact or knowingly omits to state any material fact necessary, in order to make the representations and warranties made herein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1           Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified to do business and is in good standing (to the extent the concept of good standing is applicable in a particular jurisdiction) in all jurisdictions in which the character of the properties owned, leased or operated by it makes such qualification necessary, except in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2           Authorization; No Conflicts.

(a)           Buyer has the right, power, and authority to enter into this Agreement and the Other Agreements to which it is a party, to consummate the transactions contemplated hereby, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements.

(b)           The execution and delivery by Buyer of this Agreement do not, the execution and delivery by Buyer of each Other Agreement to which is, or will be, a party will not, and the consummation of the Acquisition and the other transactions contemplated to be consummated by them by this Agreement and such Other Agreement will not conflict with, or result in any breach of or constitute a default under (or an event that, with notice or lapse of time or both, would become a default), require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation under, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, or result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of Buyer under, any provision of (i) the organizational documents of Buyer, (ii) any Contract to which Buyer is a party or by which any of their properties or assets is bound, or (iii) any injunction, judgment, Order or decree or statute, law, ordinance, legally-binding rule, executive order, code or regulation applicable to Buyer or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not reasonably be expected to have a material adverse effect on Buyer. No consent, permit, authorization or approval of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or any of the Other Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and by the Other Agreements, other than (A) compliance with and filings under applicable Antitrust Laws, (B) those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Other Agreements, and (C) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer.

(c)           Buyer has duly executed and delivered this Agreement and on or prior to the Closing will have delivered each Other Agreement to which it is, or will be, a party, and this Agreement constitutes, and each Other Agreement to which they are, or will be, a party will after the Closing constitute, their legal, valid and binding obligation, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by the Equitable Exceptions.

4.3           Litigation.

(a)           There is no Proceeding pending or, to Buyer’s Knowledge, threatened in writing against Buyer or involving any of its properties or assets that would reasonably be expected to: (i) have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Other Agreement; or (ii) otherwise prevent, hinder or delay the consummation of the transactions contemplated by this Agreement and the Other Agreements.

(b)           Buyer is not: (i) in default under or in breach of any Order; or (ii) a party or subject to any Order, except, in each case, where such default or breach, or such Order, would not reasonably be expected to: (A) have a material adverse effect on the ability such Buyer to perform its obligations under this Agreement or any Other Agreement; or (B) otherwise prevent, hinder or delay the consummation of the transactions contemplated by this Agreement and the Other Agreements.

4.4           Independent Investigation. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement and the Other Agreements. Buyer has conducted its own independent review and analysis of, and based thereon has formed, an independent judgment concerning the Transferred Assets, the Assumed Liabilities and the condition, operations, and prospects of the Business. In entering into this Agreement, Buyer has relied upon its own review and analysis and the specific representations and warranties of Seller expressly set forth in Article 3.

4.5           Brokers and Commissions. No Person has asserted or is entitled to any commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement by reason of any act or omission of Buyer, in each case that would result in any liability to Seller or its Affiliates.

ARTICLE 5
COVENANTS

5.1           Conduct of Business by Seller. From the date hereof to the earlier of the date this Agreement is terminated or the Closing Date, except for transactions that have been set forth on Section 5.1 of the Disclosure Schedule, as required by applicable Law, that are otherwise contemplated by this Agreement, or that are expressly approved in writing by Buyer (such approval not to be unreasonably withheld, delayed, or conditioned), Seller shall refrain and shall cause each Seller Subsidiary from taking the following actions with respect to the Business, the Transferred Assets or the Assumed Liabilities:

(a)           subjecting any of the Transferred Assets to any Lien, except for Permitted Encumbrances;

(b)           materially changing any method of accounting or accounting practice used by it with respect to the Business and applicable to the preparation of the Financial Statements, except for any change required by GAAP or applicable Law;

(c)           other than in the Ordinary Course of Business or in accordance with the requirements of existing written Benefit Plans or Employment Agreements, establishing or increasing the benefits under, or promising to establish, modify or increase the benefits under, any Benefit Plan or Employment Agreement with respect to Transferred Employees, or otherwise increasing the compensation payable to any Transferred Employee, or modifying, renewing, establishing, adopting or entering into any collective bargaining agreement with any labor union in regard to any Transferred Employee, except as may be required by applicable Law;

(d)           entering into any transaction with an Affiliate, except for transactions in the Ordinary Course of Business and on arm’s-length terms or not otherwise affecting the Transferred Assets or the Assumed Liabilities;

(e)           incurring any Liability that would be an Assumed Liability except in the Ordinary Course of Business;

(f)           transferring, assigning, leasing, selling, licensing, abandoning or otherwise disposing of any of the Transferred Assets;

(g)           undertaking any action or failing to take any action that does or could, individually or in the aggregate, reasonably be expected to result in the loss, lapse, expiration, or abandonment of any Transferred Intellectual Property;

(h)           entering into any Contract that limits or purports to limit the ability of Seller or any Seller Subsidiary to engage in the Business or grants exclusivity with respect to the Business to any Person, or amending, modifying, renewing, terminating or waiving any material right under any Transferred Contract;

(i)           delaying, postponing or cancelling the payment of any accounts payable or any other Liability that would be an Assumed Liability, agreeing or negotiating with any party to extend the payment date of any such accounts payable or other Liability, or accelerating the collection of any accounts or notes receivable that would be included in the Transferred Assets, or otherwise change any of its practices with respect to payables, receivables or cash management with respect to the Business; and

(j)           authorizing, committing or agreeing to take any action that would reasonably be expected to constitute a breach of any of the foregoing provisions of this Section 5.1.

5.2           Affirmative Covenants Relating to Seller. From the date hereof to the earlier of the date this Agreement is terminated or the Closing Date, Founder and Seller shall use their commercially reasonable efforts to take and to cause the Seller Subsidiaries to take the following actions with respect to the Business, the Transferred Assets and the Assumed Liabilities:

(a)           operate the Business in the Ordinary Course of Business;

(b)           maintain the books, accounts and records of the Business in the Ordinary Course of Business;

(c)           comply in all material respects with all applicable Laws and Orders relating to the conduct of the Business as currently conducted;

(d)           provide Buyer with prompt written notice of events, occurrences or circumstances which have (either individually or in the aggregate) a Material Adverse Effect; and

(e)           maintain, preserve and protect the Transferred Assets, retain the Business Employees and maintain and preserve their relationships with customers, suppliers, regulatory authorities and others having business relationships with Seller or any Seller Subsidiary with respect to the Business.

5.3           Consents and Closing Conditions.

(a)           Generally. Each of Buyer and Seller shall use commercially reasonable efforts to: (i) obtain all consents, approvals, authorizations and waivers from third parties required in connection with the transactions contemplated by this Agreement prior to the Closing; (ii) take such other actions as may be required to fulfill the closing conditions, as set forth in Article 8 and Article 9 that are within their control; and (iii) as promptly as practicable, make any filings required by any applicable Antitrust Law. Seller shall use commercially reasonable efforts to cause the representations and warranties of Seller in Article 3 to be true and correct on and as of the Closing Date. Buyer shall use commercially reasonable efforts to cause the representations and warranties of Buyer in Article 4 to be true and correct on and as of the Closing Date. No party hereto shall take any action that would reasonably be expected to materially delay the obtaining of or result in not obtaining, any Permit from any Governmental Authority required to be obtained prior to Closing.

(b)           Third Party Consents. To the extent that Seller or any Seller Subsidiary’s rights under any agreement, Contract, commitment, lease, Permit, or other Transferred Asset to be assigned to Buyer hereunder may not be assigned without the consent of another Person which has not been obtained prior to or as of Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller agrees to use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible after Closing. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Transferred Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller and Buyer shall cooperate in any lawful and commercially reasonable arrangement, as Buyer may reasonably request, under which Buyer would, to the maximum extent permitted by Law and the Transferred Asset, obtain the economic Claims, rights and benefits under such Transferred Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing such Transferred Asset to Buyer. Seller shall promptly pay to Buyer when received all monies received by Seller under such Transferred Asset or any Claim or right or any benefit arising thereunder and Buyer shall promptly pay Seller for all liabilities of Seller associated with such Transferred Asset that would otherwise constitute “Assumed Liabilities” had such Transferred Asset been assigned to Buyer at the Closing. Nothing in this Agreement shall be construed as having obligated Seller to have paid or committed to pay any amount in order to obtain any consent, waiver, or approval with respect to Contracts with third parties prior to the Closing.

(c)           Audited Financials. Buyer may, at its sole option and expense, engage a certified public accountant (the “Auditor”), who shall be subject to Seller’s reasonable approval, to audit the Financial Statements (or portion thereof). In the event Buyer elects to audit the Financial Statements (or portion thereof), Seller shall reasonably cooperate and shall give the Auditor reasonable access to Seller’s books and records during Seller’s normal business hours at the place designated by Seller; provided, however, the Auditor may not remove any original files or records and shall not unreasonably interfere with the ordinary course of Seller’s business (such audited balance sheets and statements of the Seller and Seller Subsidiaries above are referred to collectively as the “Audited Financial Statements”). The Audited Financial Statements shall not differ in any material way from the Financial Statements.

5.4           Access to Information.

(a)           During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Article 11 or the Closing Date, upon reasonable prior notice, Seller shall and shall cause the Seller Subsidiaries to afford Buyer and its authorized Representatives reasonable access during normal business hours to (i) the personnel engaged in the conduct of the Business and (ii) the books, records or Contracts to the extent relating exclusively to the Business (other than the Excluded Assets); provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense without reimbursement from Seller or its Affiliates, under the supervision of Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of Seller or any Seller Subsidiary. For the avoidance of doubt, any information furnished or made available by Seller to Buyer pursuant to this Section 5.4(a) shall be treated as Seller Proprietary Information (as defined in the letter agreement, dated as of August 30, 2018, by and between Seller and Buyer (the “Confidentiality Agreement”)) and shall be treated in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, Seller and any Seller Subsidiary shall not be required to disclose any information to Buyer or its Representatives if such disclosure would, in Seller’s sole discretion, (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Laws (including applicable privacy or data protection Laws), fiduciary duty or binding agreement entered into prior to the date hereof, or (C) relate solely to any income Tax Return or related work papers filed or prepared by or with respect to Seller or solely to any Tax Return or related work papers prepared by or with respect to any predecessor entity of Seller.

(b)           All information provided or obtained pursuant to Section 5.4(a) shall be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement, until the Closing Date except such information as was provided to Seller subject to an obligation of confidentiality which shall remain confidential per the terms of each respective agreement.

(c)           Any information provided pursuant to this Section 5.4 shall not affect or otherwise diminish or obviate in any respect, or affect Buyer’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement or the indemnification rights contained in this Agreement.

5.5           Confidentiality. Seller, on behalf of itself and its Affiliates, acknowledges that it is in possession of confidential information exclusively concerning the Business (the “Business Confidential Information”). Seller agrees that if the transactions contemplated by this Agreement are consummated, from and after the Closing, it shall, and it shall cause its Representatives and Affiliates to keep the Business Confidential Information confidential and not disclose the Business Confidential Information without the prior written consent of Buyer; provided, however, that Seller may disclose such Business Confidential Information to any of its Representatives or Affiliates who have a commercially reasonable need to know and who are informed of the confidential nature of such Business Confidential Information and who are subject to confidentiality obligations at least as restrictive as those set forth in this Section 5.5 with respect to any such disclosed Business Confidential Information. Notwithstanding the foregoing, Business Confidential Information shall not include any information which (a) has become publicly known and made generally available through no wrongful act of Seller, (b) has been rightfully received by a receiving party from a third party who is authorized to make such disclosure, or (c) is required to be disclosed by Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) after, to the extent permissible, providing prompt written notice to Buyer of such request so that Buyer may seek an appropriate protective Order or other appropriate remedy.

5.6           Exclusivity. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article 11 or the Closing Date (the “Exclusivity Period”), Seller will not, and will cause its Affiliates (including the Seller Subsidiaries) not to, directly or indirectly, (a) solicit, initiate, discuss, or knowingly encourage the submission of any inquiry, contact, proposal or offer from any Person relating to the acquisition of the Business or all or any part of the Transferred Assets, whether by merger, purchase of stock, purchase of assets, exclusive license, or otherwise (any such inquiry, contact, proposal or offer, an “Acquisition Proposal”), (b) negotiate, discuss, or approve any offer or indication of interest with respect to an Acquisition Proposal or undertake any transactions similar to the foregoing, (c) furnish any information with respect to, or assist or participate in, any effort or attempt by any Person to do or seek to do any of the foregoing or (d) enter into any agreement, memorandum of understanding or letter of intent relating to any Acquisition Proposal. Seller shall promptly (and in any event, within 24 hours) notify Buyer if it, or any of its Representatives receives after the date of this Agreement, any Acquisition Proposal or any indications of interest or requests for information in respect of a Proposal.

5.7           Maintenance of Books and Records. After the Closing Date, Seller shall retain the records that are Excluded Assets in accordance with Seller’s document retention policy, and Buyer shall retain the books and records of Seller delivered to Buyer relating to periods prior to the Closing Date in accordance with Buyer’s document retention policies. During the period during which such books and records are retained, duly authorized Representatives of Seller or Buyer, as applicable, may have reasonable access to such records, during normal business hours and on reasonable prior written notice, at the requesting party’s expense, for any reasonable business purpose specified by the requesting party in such notice. Each of Seller and Buyer shall, and each shall cause its respective Representatives and Affiliates to, keep any information obtained pursuant to this Section 5.7 confidential and not disclose such information without the prior written consent of the other; provided, however, that a party may disclose such information to any of its Representatives or Affiliates who are informed of the confidential nature of such information and who are subject to confidentiality obligations at least as restrictive as those set forth in this Section 5.7 with respect to any such disclosed information. Notwithstanding the foregoing, the foregoing confidentiality obligations shall not apply with respect to any information which (a) has become publicly known and made generally available through no wrongful act of the receiving party, (b) has been rightfully received by the receiving party from a third party who is authorized to make such disclosure, or (c) is required to be disclosed by Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) after, to the extent permissible, providing prompt written notice to the other party of such request so that the other party may seek an appropriate protective Order or other appropriate remedy.

5.8           Update of Disclosure Schedules. From time to time prior to the Closing, Seller may supplement or amend the Disclosure Schedules hereto (each a “Schedule Supplement”); provided, that no such supplement or amendment shall limit or otherwise constitute a waiver by Buyer of any misrepresentation or breach of any warranty or covenant of Seller hereunder or Buyer’s right to make a claim for indemnification hereunder.

5.9           Restrictive Covenants.

(a)           Non-Solicit; No Hire. As an inducement for Buyer to enter into this Agreement and to consummate the Acquisition, each of Seller and Founder hereby covenants and agrees that during the period beginning on the date of this Agreement and ending on the fifth (5) anniversary of the Closing Date (the “Restrictive Period”), neither Seller nor Founder shall (and Seller shall cause Seller Subsidiaries and Affiliates not to), directly or indirectly, on their own behalf or in coordination with or on behalf of others and in any form or manner whatsoever:

(i)           encourage, solicit, induce, hire or attempt to solicit, induce or hire any Business Employee to leave the employ of Buyer (or any Affiliate thereof);

(ii)           interfere with the relationship between Buyer (or any successor thereto or Affiliate thereof) with any Business Employee or any other Person who is employed by or otherwise engaged to perform services for Buyer (or any Affiliate of Buyer) in connection with its operation of the Business; or

(iii)           induce or attempt to induce any Business Customer, supplier, licensee or other business relation of the Business not to do business with (or to cease doing business with) Buyer (or any Affiliate thereof), or in any way interfere with the relationship between Buyer (or any Affiliate thereof) and any Business Customer, supplier, licensee or other business relation thereof (including by inducing or attempting to induce any such Person to terminate, reduce or not expand the amount of, or adversely modify the nature, volume or scope of, the business such Person does with Buyer (or any Affiliate thereof)).

(b)           Non-Compete. As an inducement for Buyer to enter into this Agreement and to consummate the Acquisition, each of Seller and Founder hereby covenants and agrees that for the duration of the Restrictive Period (except as provided below), neither Seller nor Founder shall (and Seller shall cause Seller Subsidiaries and Affiliates not to), directly or indirectly, on its own behalf or in coordination with or on behalf of others and in any form or manner whatsoever engage or have a financial interest in, manage, control, participate in (whether as an officer, director, employee, partner, manager, member, agent, representative or otherwise), consult with or render services to, anywhere in the world, the Restricted Business. Nothing herein shall prohibit Seller or Founder (or any of Seller Subsidiaries or Affiliates) from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as such Person has no active participation in the business of such corporation.

(c)           Seller and Founder Acknowledgements. Each of Seller and Founder acknowledges that (i) Seller and Founder have expended and following the Closing, Buyer shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill of the Business, (ii) restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate interests of Buyer, (iii) Buyer would not enter into this Agreement but for the restrictions contained in this Section 5.9, (iv) the restrictions contained in this Section 5.9 are reasonable with respect to duration, geographic area and scope, (v) any breach by Founder, Seller, any Seller Subsidiary or any Affiliate of any of the restrictions contained in this Section 5.9 may result in irreparable harm and damages that could not be adequately compensated by a monetary award and further that such potential harm outweighs the potential harm to Founder, Seller, Seller Subsidiary or any Affiliate thereof of the enforcement of the restrictions contained in this Section 5.9, and accordingly, Buyer will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (vi) Buyer is entering into this Agreement in reliance upon Seller’s and Founder’s agreement to the restrictions contained in this Section 5.9; and (vii) Seller and Founder will receive (whether directly or indirectly) the Purchase Price and other substantial benefits from the Acquisition, and (viii) Buyer will acquire the Transferred Assets and substantial goodwill associated therewith, and that this Agreement is intended to comply with the laws of the State of Delaware and the State of Florida and all other jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a contract that restrains a Person from engaging in a lawful profession, trade or business. In the event that any covenant contained in this Section 5.9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d)           Disparagement. Following the Closing, neither Seller nor Founder shall, and Seller shall cause Seller Subsidiaries and Affiliates not to, in any manner take or cause to be taken any action which is designed or intended to discourage, or could, individually or in the aggregate, reasonably be anticipated to have the effect of discouraging brokers, distributors, customers, suppliers, referral sources, Governmental Authorities, insurance companies, lessors, consultants, salespersons, advisors and other business associates from maintaining the same business relationships with Buyer (or any successor thereto) after the date of this Agreement as were maintained with Founder, Seller or any Seller Subsidiaries prior to the date of this Agreement. Following the Closing, Founder and Seller shall, and Seller shall cause the Seller Subsidiaries to, refer all customer inquiries with respect to the Business to Buyer.

(e)           Tolling of Restrictive Period. In the event of any nonfulfillment or breach by Founder, Seller, Seller Subsidiaries or any Affiliate of Seller of any of the covenants and agreements set forth in this Section 5.9, as determined by a court of competent jurisdiction, the Restrictive Periods with respect to Founder or Seller shall be tolled during (and shall be deemed to be automatically extended by) any period in which Seller or Founder is in violation of the covenants and agreements set forth in this Section 5.9.

5.10           Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 12).

ARTICLE 6
TAX MATTERS

6.1           Proration of Taxes.

(a)           Seller shall timely and properly prepare and file (or cause to be timely prepared and filed) all Tax Returns required by applicable Law for any period ending on or before the Closing Date that are required to be filed, regardless of when due.

(b)           Liability for all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Business, any Seller Subsidiary, the Transferred Assets and the Assumed Liabilities (individually or in the aggregate) for a taxable period which includes (but does not end on) the Closing Date (a “Straddle Period”) shall be apportioned between Seller and Buyer (the “Apportioned Obligations”) based on the number of days of such taxable period included in the period ending on and including the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period included in the period after the Pre-Closing Tax Period (the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period based on the number of days in the Pre-Closing Tax Period to the total number of days in the Straddle Period. Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period based on the number of days in the Post-Closing Tax Period to the total number of days in the Straddle Period. Within a reasonable period after the Closing Date, Seller and Buyer shall present a reimbursement to which Seller and Buyer are entitled under this Section 6.1(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within 10 days after delivery of such statement. Thereafter, Seller and Buyer shall promptly notify each other upon receipt of any bill for real or personal property Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the other, and the parties shall true up the amounts owed in accordance with this Section 6.1(b). In the event that either Seller or Buyer make a payment for which they are entitled to reimbursement under this Section 6.1(b), the other party shall make such reimbursement promptly but in no event later than 10 days after the delivery of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 6.1(b) and not made within 30 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Code Section 6621(a)(2) for each day until paid.

6.2           Cooperation on Tax Matters.

(a)           Buyer and Seller agree to furnish, or cause to be furnished to the other upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Seller, the Transferred Assets, the Business, and the Assumed Liabilities as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, or the prosecution or defense of any Claim or Proceeding relating to any proposed Tax adjustment relating to the Transferred Assets, the Business or the Assumed Liabilities; provided, however, that Seller shall not be obligated to furnish or cause to be furnished to Buyer its income Tax Returns. Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law. Buyer and Seller shall cooperate with each other as reasonably necessary to effect the foregoing. Buyer and Seller agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated under this Agreement. Nothing in this Section 6.2(a) shall require a party to disclose information not related specifically to the Transferred Assets, Assumed Liabilities or Business to the extent it reasonably deems such information to be confidential.

(b)           Buyer and Seller agree to retain, or cause to be retained, all books and records pertinent to the Transferred Assets until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary for any administrative or judicial Proceedings relating to any proposed assessment, and to abide with all record retention agreements entered into with any Tax authority.

6.3           Tax Proceedings.

(a)           Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of any written communication from a Governmental Authority concerning Taxes for which Buyer may be entitled to recovery under this Agreement or that relates to Seller’s or any of Seller’s Affiliate’s Taxes for any taxable year or other period and shall promptly notify Seller in writing of any pending or threatened audit, Claim, demand or administrative or judicial Proceeding (a “Tax Claim”) that could give rise to a right of indemnification under this Agreement or that relates to Seller’s or any of Seller’s Affiliate’s Taxes for any taxable year or other period describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that any delay in such notice shall not affect Buyer’s right to recovery or indemnification hereunder except to the extent of actual material prejudice to Seller.

(b)           Seller shall have the exclusive right to control any Tax Claim to the extent that any such Tax Return or Tax Claim (i) relates to Seller’s or any of Seller’s Affiliate’s Taxes for any taxable year or period, or (ii) could reasonably be expected to result in any Losses for Taxes with respect to which Seller has agreed to provide indemnification under this Agreement. Upon Seller’s request, Buyer shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 6.3(b).

ARTICLE 7
EMPLOYEE MATTERS

7.1           Employment of Transferred Employees. As of the Closing Date, Buyer shall, or shall cause its Affiliates to, make offers of employment to each Business Employee set forth on Section 7.1 of the Disclosure Schedule (the “Disclosure Employees”). All Disclosure Employees to whom Buyer (or an Affiliate of Buyer) offers employment and who accept such offers of employment and become employed by Buyer (or an Affiliate of Buyer), are herein referred to herein as the “Transferred Employees” and each Transferred Employee shall cease to be an employee of Seller or any of the Seller Subsidiaries, as applicable, as of the Closing Date (or, with respect to any Transferred Employee who is not actively at work on the Closing Date, upon such individual’s return to active employment with Buyer or its Affiliates).

7.2           Third Party Rights; Amendments to Employee Plans. Nothing in this Agreement, express or implied, shall affect the right of Seller (or, following the Closing, Buyer) to terminate the employment of any employee, including any Business Employee. This Agreement shall not limit the ability or right of Seller or its Affiliates (or Buyer or its Affiliates after the Closing) to amend or terminate any Benefit Plan (or employee benefit plan of Buyer, as applicable) or other benefit or compensation plan or program after the Closing and nothing contained herein shall be construed as an amendment to or modification of any such plan. Nothing contained in this Agreement, express or implied, shall constitute an amendment to any Benefit Plan.

ARTICLE 8
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing, in whole or in part, by Buyer in its sole discretion:

8.1           Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

8.2           Performance of Covenants. Seller shall have performed in all material respects all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3           No Litigation. There shall not be any litigation or Proceeding brought by any Governmental Authority that is pending and seeking to restrain or invalidate the transactions contemplated by this Agreement.

8.4           No Orders. No Orders enjoining or preventing the consummation of any material portion of the transactions contemplated by this Agreement shall be in effect.

8.5           Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

8.6           Consents. The parties shall have received all of the consents, approvals, authorizations, clearances, waivers or licenses of any Governmental Authority or third parties necessary for the consummation of the Acquisition, including as provided in Section 3.2(b) of the Disclosure Schedule.

8.7           Closing Documents. Seller shall have delivered all documents required to be delivered by it at Closing pursuant to Section 10.1 of this Agreement, in each case in form and substance reasonably satisfactory to Buyer.

8.8           Financing. Buyer shall have received cash proceeds from an equity or debt financing, on terms and conditions satisfactory to Buyer, in an aggregate amount that the Buyer in good faith deems sufficient for (i) the payment of the Purchase Price, (ii) the payment of all fees and expenses related to such financing and/or this Agreement, and (iii) the maintenance of sufficient working capital for the operation of the Business after the Closing.

8.9           Audit Financials. Buyer shall have received the Audited Financial Statements in a form reasonably satisfactory to Buyer.

ARTICLE 9
SELLER’S CONDITIONS TO CLOSING

The respective obligations of Seller to, or to cause the Seller Subsidiaries, to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, any or all of which may be waived in writing, in whole or in part, by Seller in its sole discretion:

9.1           Representations and Warranties. The representations and warranties of Buyer herein contained in Article 4 shall be true and correct in all respects at and as of the Closing (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

9.2           Performance of Covenants. Buyer shall have performed in all material respects all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

9.3           No Litigation. There shall not be any litigation or Proceeding brought by any Governmental Authority that is pending or threatened and seeking to restrain or invalidate the transactions contemplated by this Agreement.

9.4           No Orders. No Orders enjoining or preventing the consummation of any material portion of the transactions contemplated by this Agreement shall be in effect.

9.5           Closing Documents. Buyer shall have delivered all documents required to be delivered by them at Closing pursuant to Section 10.2 of this Agreement, in each case in form and substance reasonably satisfactory to Seller.

ARTICLE 10
ITEMS TO BE DELIVERED AT CLOSING

10.1           Items to be Delivered by Seller. At the Closing, Seller shall deliver or cause to be delivered by the applicable Seller Subsidiary or other appropriate third Person to Buyer:

(a)           a certificate of Seller, dated as of the Closing Date and executed by an authorized Representative of Seller, to the effect that each of the conditions specified in Section 8.1 and Section 8.2 are satisfied (the “Seller Compliance Certificate”);

(b)           one or more bills of sale, assignments and other instruments of transfer relating to the Transferred Assets, which shall be attached hereto as Exhibit A at the Closing (“Bills of Sale”), duly executed;

(c)           a duly executed assignment and assumption agreement, which shall be attached hereto as Exhibit B at the Closing (the “Assignment and Assumption Agreement”);

(d)           duly executed assignment documents for each of the Transferred Intellectual Property, which shall be attached hereto as Exhibit C at the Closing (the “IP Assignments”); and

(e)           a certificate complying with the provisions of Section 1445 of the Code to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

and simultaneously with such delivery, Seller shall take such steps as are reasonably required to put Buyer in actual possession and operating control of the Transferred Assets; it being understood that, in each case, such deeds, bills of sale, assignments and other instruments of transfer shall not require Seller or any of its Affiliates, including any Seller Subsidiary, to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement.

10.2           Items to be Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller and the Seller Subsidiaries:

(a)           a certificate of Buyer, dated as of the Closing Date and executed by an authorized Representative of Buyer, to the effect that each of the conditions specified in Section 9.1 and Section 9.2 are satisfied (“Buyer Compliance Certificate”);

(b)           duly executed Bills of Sale;

(c)           the duly executed Assignment and Assumption Agreement;

(d)           duly executed IP Assignments; and

(e)           the Estimated Purchase Price in immediately available funds pursuant to the wire transfer instructions provided by Seller, and to the extent that Seller has provided Buyer with the Election Notice, a stock certificate in Seller’s name representing such amount of shares of Common Stock of Novume Solutions, Inc. as set forth in the Election Notice.

ARTICLE 11
TERMINATION

11.1           Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing, by the mutual written consent of Seller and Buyer.

11.2           Termination by either Buyer or Seller. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Buyer or Seller if (a) the Closing shall not have occurred prior to April 10, 2019 (“Outside Closing Date”), provided, however, that the right to terminate this Agreement under this Section 11.2 shall not be available to any party whose failure (or failure by any of its Affiliates) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Closing Date; or (b) any court of competent jurisdiction or other Governmental Authority having jurisdiction over Seller, Seller Subsidiaries, Buyer, or the Business has issued an Order or taken any other final action restraining, enjoining, or otherwise prohibiting or materially restricting the consummation of the transactions contemplated in this Agreement, and such Order or other action shall have become final and nonappealable.

11.3           Termination by Buyer. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Buyer if (a)  Seller breached any of its representations or warranties or shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement in such a manner that the closing conditions set forth in Section 8.1 or Section 8.2, as applicable, shall not be satisfied, which breach or failure is not curable or, if curable, is not cured within 30 days after the receipt of written notice by Buyer to Seller of such breach or failure; or (b) any condition in Article 8 becomes incapable of fulfillment at the Closing.

11.4           Termination by Seller. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Seller if (a)  Buyer has breached any of its representations or warranties or failed to perform in any material respect any of its covenants or agreements contained in this Agreement in such a manner that the closing conditions set forth in Section 9.1 or Section 9.2, as applicable, shall not be satisfied, which breach or failure is not curable or, if curable, is not cured within 30 days after the receipt of written notice by Seller to Buyer of such breach or failure; or (b) any condition in Article 9 becomes incapable of fulfillment at the Closing.

11.5           Notice of Termination. The party seeking to terminate this Agreement pursuant to this Article 11 (other than Section 11.1) shall give prompt written notice of such termination to the other party.

11.6           Effect of Termination and Abandonment. In the event of the termination of this Agreement pursuant to any of the provisions of this Article 11, none of Seller, Founder or Buyer shall have any liability or further obligation to the other party to this Agreement; provided, however, that the provisions of Section 13.7 relating to press releases and public announcements, Section 13.15 relating to expenses, the second sentence of Section 5.4(a) relating to access to information, and this Section 11.6 shall survive any termination of this Agreement pursuant to the terms of this Article 11; provided, further, that nothing herein will relieve any party from liability for a breach of any material representation or warranty or any failure to perform any covenant and agreement occurring prior to the termination; provided, however, that Seller shall be relieved from liability for a breach of any material representation or warranty or failure to perform any covenant occurring prior to the termination, to the extent that such termination arises from a failure to fulfil the condition set forth in Section 8.8 and no action or omission of Seller or Founder was the proximate cause of such failure to fulfil the condition in Section 8.8. Upon any termination of this Agreement, each party hereto will return or destroy all documents, work papers and all other material of the other party relating to the transactions contemplated hereby and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE 12
SURVIVAL; INDEMNIFICATION

12.1           Survival of Representations and Warranties. The representations and warranties of the parties (whether set forth in this Agreement or any Other Agreements, or the Disclosure Schedule, agreement, certificate or other document delivered in connection herewith) shall survive the Closing until the twenty four (24) month anniversary of the Closing Date, except that the Fundamental Representations shall survive indefinitely with respect to the matters covered by such representations. Notwithstanding the foregoing, all representations and warranties related to any claim for indemnification asserted under this Article 12 within the relevant time period set forth in this Section 12.1 shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made. All covenants and agreements of the parties (whether set forth in this Agreement or any Other Agreements, the Disclosure Schedule, or any other certificate or other document delivered in connection herewith and whether to be performed prior to the Closing or after the Closing) shall survive the Closing indefinitely or until the latest date permitted by Law. The respective representations and warranties of the parties (whether set forth in this Agreement or any Other Agreements, the Disclosure Schedule or any agreement, certificate or other document delivered in connection herewith), and the rights to indemnification set forth in this Agreement, shall in no event be deemed waived or otherwise affected by any investigation, inquiry or examination made, or any knowledge acquired, by any party or by the acceptance by any party of any certificate hereunder.

12.2           General Indemnification.

(a)           Indemnification Obligations of Seller and Founder. Subject to the provisions contained in this Article 12, from and after the Closing, Seller and Founder, jointly and severally, shall indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) in respect of any Losses that any of the Buyer Indemnified Parties may incur, sustain or suffer directly or indirectly, as a result of, with respect to, in connection with or relating to any of the following:

(i)           any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Seller contained in this Agreement or any Other Agreements, the Disclosure Schedule, or any other schedule, agreement, certificate or other document delivered by or on behalf of Seller in connection herewith;

(ii)           any nonfulfillment or breach by Seller or any Seller Subsidiary of any covenant, agreement or obligation applicable to it under this Agreement or any Other Agreement, the Disclosure Schedule, or any other schedule, agreement, certificate or other document delivered by or on behalf of Seller in connection herewith;

(iii)           any Retained Liabilities;

(iv)           all Taxes for which Seller is responsible pursuant to Section 6.1 or Section 13.14; or

(v)           any claim relating to warranty obligations or services with respect to any product or service provided by Seller or any Seller Subsidiaries prior to the Closing in connection with the operation of the Business other than claims relating to warranty obligations incurred in the Ordinary Course of Business.

(b)           Indemnification Obligations of Buyer. Subject to the provisions contained in this Article 12, after the Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) in respect of any Losses that any Seller Indemnified Party may incur, sustain or suffer as a result of, with respect to, in connection with or relating to any of the following:

(i)           any breach or inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Buyer contained in this Agreement or any Other Agreement, or any other schedule, agreement, certificate or other document delivered by or on behalf of Buyer in connection herewith;

(ii)           any nonfulfillment or breach by Buyer of any covenant, agreement or other obligation applicable to Buyer under this Agreement or any Other Agreement, or any schedule, agreement, certificate or other document delivered by or on behalf of Buyer in connection herewith; or

(iii)           any Assumed Liabilities.

(c)           Notwithstanding any other provision in this Agreement to the contrary, if any representation or warranty contained in this Agreement or any Other Agreement, the Disclosure Schedule or in any Schedule, agreement, certificate or other document delivered in connection herewith is qualified by materiality, “Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach or inaccuracy of such representation or warranty or certificate and (ii) calculating the amount of Losses with respect to any such breach or inaccuracy.

12.3           Limitations on Indemnification by Seller and Founder. Notwithstanding anything contained in Section 12.2, neither Seller nor Founder shall be required to indemnify the Buyer Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 12.2(a)(i) (excluding any Losses relating to (i) any breach or inaccuracy of any Fundamental Representation or (ii) any Retained Liability) to the extent that the aggregate amount of such Losses exceed Five Million Dollars ($5,000,000) (“Liability Limit”; provided, that the Liability Limit shall not apply or limit indemnification with respect to any Losses relating to any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

12.4           Limitations on Indemnification by Buyer. Notwithstanding anything contained in Section 12.2, Buyer shall not be required to indemnify the Seller Indemnified Parties against, or reimburse any Seller Indemnified Parties in respect of any Losses for which indemnity is claimed under Section 12.2(b)(i) (including, for the avoidance of doubt, any Losses relating to any breach or inaccuracy of any Fundamental Representation) to the extent that the aggregate amount of such Losses exceeds the Purchase Price Cap; provided, that the Purchase Price Cap shall not apply or limit indemnification with respect to any Losses relating to any facts or circumstances which constitute or arise out of fraud, intentional misrepresentation or willful misconduct.

12.5           Manner of Payment.

(a)           Any indemnification owing pursuant to this Article 12 by Seller or Founder shall be paid within ten (10) Business Days after the determination of the amount of such Losses thereof.

(b)           Notwithstanding anything contained herein to the contrary, the amount of any indemnification payable under this Article 12 will be net of any insurance proceeds actually received by the Indemnified Party under any policies of insurance covering the Loss giving rise to the indemnification claim, less any costs and expenses incurred by the Indemnified Party in connection with the recovery of such insurance proceeds, and less any related increases in insurance premiums or other chargebacks incurred by the Indemnified Party.

12.6           Third Party Claims. If any Proceeding is initiated by any third party (any such Proceeding, a “Third Party Claim”) against any Person entitled to seek indemnification under this Article 12 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this Article 12, such Indemnified Party shall promptly, after receipt of written notice of such Proceeding, provide written notice of such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification (the “Responsible Party”), which notice shall describe such Proceeding in reasonable detail and the amount claimed in respect thereof (if known and quantifiable); provided, that the failure to so notify the Responsible Party shall not relieve the Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify. The Responsible Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at the Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume control of the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within thirty (30) days of its receipt of notice of the Proceeding; provided, that prior to the Responsible Party assuming control of such defense, it shall (x) demonstrate to the Indemnified Party in writing the Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place) and (y) subject to the limitations set forth herein, agree in writing to be fully responsible for all Losses relating to such Proceeding; provided, further, that:

(a)            the Indemnified Party shall be entitled to participate (at its sole cost) in the defense of such claim and to employ counsel of its choice for such purpose;

(b)            the Responsible Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party, (iv) the Third Party Claim may result in suspension or debarment of Buyer or any Affiliate of Buyer by a Governmental Authority, (v) a conflict of interest exists between the Responsible Party and the Indemnified Party with regard to the Third Party Claim, (vi) the Responsible Party failed or is failing to vigorously prosecute or defend such claim, or (vii) the defense of such Proceeding by the Responsible Party would reasonably be expected to materially adversely affect the Indemnified Party’s relationship with Buyer’s (or its successor’s) relationships with material customers or vendors; and

(c)            if the Responsible Party shall control the defense of any such claim, the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Proceeding unless the settlement involves only payment of money damages, all such money damages will be the responsibility of, and paid by, the Responsible Party, the settlement does not impose any injunctive or other equitable relief and the settlement unconditionally releases the Indemnified Party from all Liabilities with respect to such claim.

12.7           Direct Claims. Any claim by an Indemnified Party with respect to a claim for indemnity under this Article 12 that does not result from a claim by a Third Party will be asserted by giving the Responsible Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and the basis for indemnification (taking into account the information then available to the Indemnified Party), and asserting the amount, if known, or if not known, an estimate of the foreseeable maximum amount of claimed Losses resulting from such claim (which estimate shall not be conclusive of the final amount of such Losses) (an “Indemnity Notice”). The failure of the Indemnified Party to provide an Indemnity Notice to the Responsible Party shall not relieve the Responsible Party of its obligations hereunder unless and only to the extent such failure shall have an actual prejudicial effect on the defenses or other claims available to the Responsible Party. If the Responsible Party notifies the Indemnified Party within 20 days from its receipt of the Indemnity Notice that the Responsible Party disputes such claim (the “Dispute Notice”), the claim shall be resolved as provided pursuant to Sections 13.10, 13.11 and 13.12. If the Responsible Party does not timely deliver a Dispute Notice, or delivers a Dispute Notice that does not object to all of the Losses set forth in the Indemnity Notice, the Responsible Party shall be deemed to have accepted and agreed with all or such portion of the claim and shall be conclusively deemed to have consented to the recovery by the Indemnified Party of all or such portion of the Losses specified in the Indemnity Notice.

12.8           Final Purchase Price Adjustment. All indemnification payments made under this Article 12 shall be deemed to be an adjustment to the Final Purchase Price.

12.9           Exclusive Remedies. The remedies provided in this Article 12 and any limitations set forth herein, shall, from and after the Closing, be the sole and exclusive monetary remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to the Acquisition or relating to or arising out of the Other Agreements (except (a) in the case of fraud, intentional misrepresentation, or willful misconduct, and (b) for any other remedies expressly set forth in this Agreement), and subject to the foregoing, no party hereto shall have any other rights or remedies in connection with any breach of this Agreement or any other Loss arising out of the negotiation, entry into or consummation of the Acquisition for the recovery of Losses resulting from, relating to or arising out of this Agreement.

12.10                      Limitation of Consequential Damages. In no event shall any Responsible Party be responsible or liable for any Loss or other amounts under this Article 12 that are consequential damages that are not reasonably foreseeable or are special, punitive or exemplary damages, except, in all cases, to the extent any such Losses or other amounts result or arise from or are related to fraud, intentional misrepresentation, willful misconduct, or a willful breach of a covenant or agreement set forth in this Agreement or are required to be paid to a Third Party in respect of a Third-Party Claim.

ARTICLE 13
MISCELLANEOUS

13.1           Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under Article 13 hereof) to any party hereto shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one Business Day after dispatch of such notice with an overnight delivery service, or when transmitted by facsimile or other form of electronic communication if an answer back is received by the sender, in each case addressed as follows:

In the case of Buyer:

Novume Solutions, Inc.
14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151
Attention : Robert Berman

With a copy to (which copy will not constitute notice):

Crowell & Moring LLC
590 Madison Avenue
New York, NY 10022
Attn.: Paul J. Pollock, Esq. and Jonathan S. Nesher, Esq.

In the case of Seller:

OpenALPR Technologies, Inc.
324 Annison Drive
Commerce Township, MI 48382

or such substituted address or attention as any party shall have given notice to the others in writing in the manner set forth in this Section 13.1. For a notice to be valid, an email copy shall accompany each of the foregoing modes of noticing a party. An email notice, by itself, shall suffice as notice at such time as the sender receives a receipt acknowledgment or the recipient replies, directly or indirectly, to such notice.

13.2           Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by Buyer and Seller and making specific reference to this Agreement.

13.3         Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic means), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an originally executed counterpart to this Agreement.

13.4           Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. No party may assign its interest under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Buyer may assign their rights and interests to any of their controlled Affiliates, but Buyer remain responsible in all respects for any of their obligations and duties under this Agreement. Any purported assignment or delegation in violation of this Section 13.4 shall be null and void. For the avoidance of doubt, a change of control of either Buyer or Seller shall not be deemed an assignment.

13.5           Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable Law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

13.6           Waivers. Buyer and Seller may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified. Notwithstanding the foregoing, if (a) a party fails to provide written notice of an alleged violation of this contract, as provided herein, within one (1) year of the alleged violation or the date on which the complaining party should reasonably have become aware of such alleged violation, whichever is later, or (b) the alleged violation is not still in existence on the date of said notice and/or (c) the alleged violation has been ratified by the complaining party prior to said notice, such alleged violation shall be waived but only as to said specified instance and not as to all future occurrences of said alleged violation.

13.7           Press Releases and Public Announcements. Except as required by applicable Law, including the United States federal securities Laws or listing agreement with any securities exchange, no party to this Agreement shall, nor permit its Affiliates to, make any public announcement or press release with respect to this Agreement or the transactions contemplated hereby; provided, however, that such a public announcement or press release may be issued at such time and in such manner as Buyer and Seller shall mutually agree and determine.

13.8           Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the meaning or interpretation of contractual obligations of the parties under this Agreement.

13.9           Entire Agreement. All prior negotiations and agreements between the parties hereto are superseded by this Agreement (except with respect to the Confidentiality Agreement) and the Other Agreements, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, in an Other Agreement, or in a Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto.

13.10          Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of law principles thereof.

13.11         Venue. Any and all actions brought in court shall be filed in a state or federal district court located in Delaware and the parties specifically consent and submit to the jurisdiction and venue of each such state or federal court. Each party further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth above shall be effective service of process for any action with respect to any matters to which it has submitted to jurisdiction in this Section 13.11. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement, the Other Agreements or the transactions contemplated hereby or thereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

13.12         Waiver of Jury Trial Rights. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, THE OTHER AGREEMENTS OR THE MATTERS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS. EACH OF THE PARTIES HERETO FURTHER REPRESENTS AND WARRANTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.13             No Third-Party Rights. Other than Sections which are specifically for the benefit of Buyer Indemnified Parties or the Seller Indemnified Parties, this Agreement is not intended and shall not be construed to create any rights in any Persons other than Buyer and Seller, and no Person shall assert any rights as third-party beneficiary hereunder. Notwithstanding the foregoing, Seller and Founder agree that Lewis shall have the right to direct Seller to exercise Seller’s right to provide an Election Notice to Buyer to receive up to 100,000 shares of Common Stock of Novume Solutions Inc., which shares shall be distributed to Lewis by Seller within 90 days following the Closing Date. For the avoidance of doubt, such third party right shall not affect Seller’s right to provide an Election Notice to Buyer for up to 1,000,000 shares of Common Stock of Novume Solutions Inc.. Notwithstanding anything to the contrary herein, the total aggregate amount of shares of Common Stock of Novume Solutions Inc., which Buyer may be obligated to provide to Seller pursuant to this Agreement shall not exceed 1,000,000.

13.14          Transfer Taxes. Buyer shall be responsible for and pay fifty percent (50%) of all applicable Transfer Taxes. Seller shall be responsible for and pay the remainder of such Transfer Taxes. Seller shall file any applicable Tax Returns related to Transfer Taxes, with the cooperation of Buyer, if necessary.

13.15           Expenses. Except as expressly provided otherwise herein, Seller, on the one hand, and Buyer, on the other, shall pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their own financial consultants, accountants and counsel.

13.16           Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, in addition to any other right or remedy to which any party may be entitled at law or in equity, the obligations of Seller under this Agreement, including Seller’s obligation to sell the Transferred Assets to Buyer, and the obligations of Buyer under this Agreement, including Buyer’s obligation to purchase and acquire the Transferred Assets and assume the Assumed Liabilities from Seller and Seller Subsidiaries, and Seller’s and Buyer’s respective obligations, shall be enforceable by a decree of specific performance issued by the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and appropriate injunctive relief may be applied for and granted in connection therewith, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy of law.

13.17           Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Buyer under this Section 13.17 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

13.18            No Recourse. This Agreement may not be enforced against, and no Claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made against, any former, current or future director, officer, agent, Affiliate (other than Buyer and its successors and permitted assignees), manager, assignee or employee of Buyer (or any of its successors or permitted assignees), any former, current or future general or limited partner, manager, member or stockholder of Buyer (or any of its successors or permitted assignees) or any Affiliate thereof (other than Buyer and its successors and permitted assignees) or any former, current or future director, officer, agent, employee, Affiliate (other than Buyer and its successors and permitted assignees), assignee, general or limited partner, stockholder, manager or member of any of the foregoing (other than Buyer) (the foregoing persons, other than Buyer and its successors and permitted assignees, collectively, the “Buyer Protected Parties”), none of the Buyer Protected Parties shall have any liability for any obligations or liabilities of Buyer or any Affiliate under this Agreement or for any Claims based on, or by reason of, the transactions contemplated by this Agreement and in no event shall Seller or any of its Affiliates, and Seller agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any Claims for breach of this Agreement against, or seek to recover monetary damages from any Buyer Protected Party.

13.19            Release. As a material inducement to Buyer to enter into this Agreement, Founder and Seller, on his or its own behalf and on behalf of his or its Affiliates, agrees not to sue and fully releases and forever discharges Buyer and its respective directors, officers, employees, members, managers, shareholders, agents, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all Proceedings, demands, rights, liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden; provided, that nothing in this Section 13.19 shall prohibit Seller or Founder from enforcing his or its rights under this Agreement; provided, further, that nothing in this Section 13.19 shall constitute a release by Founder of Founder’s right to receive any unpaid salary, expense reimbursement and/or other employment-related compensation accrued in the Ordinary Course of Business after the Closing pursuant to the Founder Employment Agreement. Without limiting the generality of the foregoing, Founder and Seller hereby waive, release and agree not to make any claim or bring any contribution, cost recovery or other action against Buyer, except as provided above. It is the intention of Founder and Seller that such release be effective as a bar to each and every demand and Proceeding hereinabove specified and in furtherance of such intention, Seller and Founder, on his or its own behalf and on behalf of his or its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law (except as provided above) and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Proceedings, if any, as those relating to any other demands and Proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized Representatives on the day and year first above written.

SELLER: OPENALPR TECHNOLOGY, INC.

By:	/s/ Matthew Hill
Name:	Matthew Hill
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized Representatives on the day and year first above written.

BUYER: NOVUME SOLUTIONS, INC.

By:	/s/ Robert Berman
Name:	Robert Berman
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized Representatives on the day and year first above written.

/s/ Matthew Hill
MATTHEW HILL

[Signature Page to Asset Purchase Agreement]

Schedule A
Definitions

For purposes of the Agreement (including this Schedule A):

“Accounting Principles” means GAAP.

“Adjustment Time” means 11:59 p.m. Eastern Standard Time on the day immediately prior to the Closing Date.

“Affiliate” means with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of more than 50% of voting equity ownership of such Person (or securities convertible or exchangeable into more than 50% of such voting equity ownership interest), by Contract or otherwise.

“AML Laws” means all U.S. and non-U.S. Laws relating to money laundering, including the Currency and Foreign Transactions Reporting Act of 1970 (most commonly referred to as the Bank Secrecy Act), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001 and other relevant Laws.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal, state, local or foreign Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, or that requires premerger notification and approval of mergers, acquisitions, or other transactions.

“Base Purchase Price” means $15,000,000 or, to the extent that Seller has provided Buyer with the Election Notice, an amount in cash equal to $15,000,000 minus the Election Amount.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and each bonus, deferred compensation, incentive compensation, equity incentive, severance, salary continuation, retention, change-in-control or termination pay, paid time off, medical, welfare, disability, life, supplemental unemployment benefits, profit-sharing, fringe benefit, pension or retirement plan, program, agreement or arrangement, written or unwritten, sponsored, maintained or contributed to or required to be contributed to by Seller, any Seller Subsidiary or ERISA Affiliate for the benefit of Business Employees, but excluding the Employment Agreements.

“Business” means the business of Seller and the Seller Subsidiaries.

“Business Customer” means any Person that (i) has been a customer of the Business at any time during the twelve (12) months preceding the Closing Date or (ii) is a prospective customer of the Business as of the Closing Date.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in the State of Delaware are authorized or required by Law to be closed for business.

“Business Employee” means an employee of Seller or any of the Seller Subsidiaries.

“Business Proprietary Software” means all Software included in the Owned Business IP.

“CERCLA” has the meaning set forth in the definition of Hazardous Substances.

“Claim” means any and all claims or other Proceedings for liabilities, losses, damages, deficiencies, demands, fines, penalties, interest, assessments, judgments, Liens, charges, Orders, dues, and assessments, of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Current Assets” means all Transferred Assets that are categorized as current assets in accordance with the Accounting Principles.

“Current Liabilities” means all Transferred Assumed Liabilities that are categorized as current liabilities in accordance with the Accounting Principles.

“Disclosure Schedule” means the disclosure schedule to this Agreement, attached hereto and made a part hereof.

“Election Amount” means the product of (x) such number of shares of Common Stock of Novume Solutions, Inc. as set forth in the Election Notice multiplied by (y) Five Dollars ($5).

“Employment Agreement” means a Contract of a Seller or any of its Affiliates (including any Seller Subsidiary) with any Disclosure Employee (other than at-will employees), to which Seller or any of its Affiliates (including a Seller Subsidiary) has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, wetlands, groundwater, sediments, drinking water supply, ambient air, species, plants, wildlife, animals and natural resources.

“Environmental Laws” means any Laws of any Governmental Authority in effect as of the Closing Date relating to the Environment (including, without limitation, ambient air, surface, water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the Environment including, without limitation, relating to (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, processing, distribution, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the Environment, health, safety or natural resources from Hazardous Substances; or (d) management of asbestos in buildings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations or rules issued pursuant thereto.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with Seller or any Seller Subsidiary under Section 4001(b) of ERISA or part of the same “controlled group” as Seller or any Seller Subsidiary for purposes of Section 302(d)(3) of ERISA.

“Estimated Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Net Working Capital Adjustment.

“Ex-Im Laws” means all Laws relating to export, reexport, transfer, and import controls, including those administered by the United States (including by the U.S. Department of Commerce, the U.S. Department of State, or U.S. Customs and Border Protection), the European Union, any EU Member State, or any other relevant Governmental Authority.

“Final Purchase Price” means (a) the Base Purchase Price, plus (b) the Net Working Capital Adjustment, all as finally determined pursuant to Section 2.7(e).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Status of Seller and the Seller Subsidiaries); Section 3.2(a) and (c) (Authorization); Section 3.5(a) (Personal Property), Section 3.6 (Intellectual Property and Technology); Section 4.1 (Status of Buyer); and Section 4.2(a) and (c) (Authorization).

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time and as consistently applied through the periods involved.

“Government Official” means any foreign official or employee, foreign political party or official thereof, or candidate for foreign political office, or any person acting in an official capacity for or on behalf of any foreign government, department, agency, or instrumentality, or on behalf of any public organization, as such terms are defined under applicable Anti-Corruption Laws.

 “Governmental Authority” means any federal, national, state, regional, county, municipal, local or foreign court, arbitral tribunal, agency, board, bureau or commission or other governmental or other regulatory authority or instrumentality anywhere in the world.

“Hazardous Substances” means (a) those substances, waste materials, raw materials or finished products, defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, each as in effect on the Closing Date, and all regulations thereunder; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions and radon; and (e) any pollutant, contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, as of any time, without duplication, the aggregate amount of (i) any obligations of such Person arising under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which such Person assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (iv) any liability of such Person with respect to interest rate swaps, collars, caps and similar hedging obligations, (v) any off-balance sheet financing of such Person, including synthetic leases and project financing, (vi) all obligations of such Person under capitalized leases, (vii) all obligations of such Person for the deferred and unpaid purchase price of property or service (other than trade payables and accrued expenses incurred in the Ordinary Course of Business), including any earn out obligations, (viii) all accrued defined benefit pension, multiemployer pension, post-retirement health and welfare benefit and deferred compensation liabilities of such Person as determined in accordance with GAAP, (ix) any obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable incurred in the Ordinary Course of Business), (x) any obligations of such Person under conditional sale or other title retention agreements, (xi) any amounts payable with respect to any Affiliate transaction, and (xii) all obligations of the type referred to in clauses (i) through (xi) of any Persons the payment of which such Person is responsible or liable directly or indirectly as obligor, guarantor, surety or otherwise.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world (i) inventions, including patents and applications therefor and patent disclosures and improvements thereto (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications of any of the foregoing) (collectively, “Patents”); (ii) trademarks, trade names, service marks, service names, brand names, certification marks, trade dress rights, slogans, product designations, logos, designs, corporate names and rights in telephone numbers, and any other indicia of source or origin together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing (collectively, “Marks”); (iii) copyrights, copyright registrations and applications therefor and all other rights in works of authorship corresponding thereto (collectively, “Copyrights”); (iv) all rights in or to Uniform Resource Locators, website addresses and domain names; (v) Software, (vi) all rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures, and biographical information of real persons, (vii) trade secrets rights and all other rights in or to confidential business or technical information that derive economic value from being held in confidence (including ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information) (collectively, “Trade Secrets”), and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including documentation and other tangible embodiments of any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to a Person and a given fact or matter, that such Person has actual knowledge of such fact or matter following reasonable inquiry consistent with such Person’s position with Seller or Buyer, as the case may be. With respect to Seller, “Knowledge” means the Knowledge of Matthew Hill. With respect to Buyer, “Knowledge” means the Knowledge of the senior management of Buyer.

“Law” means any federal, state, local or foreign law, statute, rule, code, regulation, ordinance, Order, Permit or directive of, or issued by, any Governmental Authority, including, without limitation, the Antitrust Laws, and any Environmental Laws.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, option, restriction on transferability or voting, limitation, easement, title defect or other adverse Claim of ownership or use, or other encumbrance of any kind, character or description, whether or not of record (including any deposit, conditional or installment sale, other title retention Contract or capital lease), any lease in the nature thereof, or any filing of, or agreement to give, any financing statement.

“Losses” means all losses, obligations, deficiencies, liabilities, actions, claims, causes of actions, damages, demands, penalties, fines, amounts paid in settlement, judgments, awards, Liens, costs of investigation, Taxes, expenses and fees, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means any change, development, effect, event or state of facts which, individually or in the aggregate, has had or reasonably would be expected to (i) have a material adverse effect on the Transferred Assets, the condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (ii) materially delay or materially impede the ability of Seller to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and no changes, circumstances, developments, state of facts, events or effects resulting from or arising out of the following shall be taken into account in determining whether a Material Adverse Effect has occurred, or may, would or could occur: (a) conditions affecting United States or foreign economic, financial, banking, currency or capital markets generally or any changes therein, (b) national or international political, industry or social conditions (including the engagement in hostilities or the occurrence of any national emergency or war or the occurrence of any military or terrorist attack or the disruption of financial, banking or securities markets (including any decline in the price of any security or any market index)), (c) changes in Laws issued by any Governmental Authority or changes in GAAP, (d) the announcement of the transactions contemplated hereby, (e) the effect of any action or inaction taken by Buyer or its Affiliates (provided such action was without the participation or consent of Seller) with respect to the transactions contemplated hereby, (f) the performance by Seller or its Affiliates of any action, or the failure to take any action, in each case at Buyer’s written request or pursuant to this Agreement or the Other Agreements, and (g) in and of itself, any failure of Seller or the Business to meet any projections or estimates for any period; provided further that with respect to the conditions set forth in clauses (a) through (c), such changes, circumstances, events, conditions or effects do not disproportionately impact the Business relative to other Persons who operate in the same industry as the Business.

“Multiemployer Plan” has the meaning as provided in Section 3(37) and Section 4001(a)(3) of ERISA.

“Net Working Capital” means an amount equal to the Current Assets less the Current Liabilities (whether positive or negative), as of the Adjustment Time.

“Net Working Capital Adjustment” means (a) if the Net Working Capital exceeds the NWC Target Amount, then the amount by which Net Working Capital exceeds the NWC Target Amount; or (b) if the NWC Target Amount exceeds the Net Working Capital, then the amount by which the NWC Target Amount exceeds the Net Working Capital; provided, that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“NWC Target Amount” equals $50,000.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Off-the-Shelf Software Licenses” means licenses for commercially available, unmodified, off-the-shelf Software used by Seller solely for their own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $10,000.

“Open Source Software” means, collectively, Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and/or an Apache License).

“Order” means any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, determination, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority (whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the ordinary course of conduct of the Business, which is consistent with past practices of the Business.

“Other Agreements” means the Assignment and Assumption Agreement, Bills of Sale, the IP Assignments, the Employment Agreement, and each other agreement, instrument or other document required to be executed by any of Buyer, Founder or Seller in connection with the transactions contemplated by this Agreement.

“Owned Business IP” means all Business Intellectual Property owned or purported to be owned by Seller.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any material permit, authorization, approval, registration, license, franchise, certificate, exemption, waiver or variance issued or granted by or obtained from any Governmental Authority.

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable, (b) Liens disclosed in the Financial Statements (solely through the period immediately prior to the Closing Date), (c) restrictions on the use of Software and related documents licensed from third parties to the extent disclosed on the Disclosure Schedule, (d) non-exclusive licenses of Intellectual Property, (e)(i) Liens imposed by Law and incurred in the Ordinary Course of Business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like (solely through the period immediately prior to the Closing Date), all of which shall be discharged prior to the Closing, (ii) easements, building restrictions, rights of way, reservations and such similar encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the use thereof in the Business, and (iii) the Liens set forth on Section 1.1 of the Disclosure Schedule (solely through the period immediately prior to the Closing Date); (f) with respect to any Contract, any Lien imposed on such Contract (or any right thereunder) pursuant to the terms and conditions of such Contract which do not individually or in the aggregate, materially impair the continued ownership, use and operation of such Contracts; (g) Liens incurred in the Ordinary Couse of Business in connection with workers’ compensation and unemployment insurance or similar laws; and (h) other imperfections of title or other de minimis encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business as presently conducted.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity or any agency, instrumentality or political subdivision of a Governmental Authority, or any other entity or body.

“Personal Information” means (a) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including demographic information; (b) Social Security numbers; or (c) any information that is regulated or protected by one or more Privacy and Security Laws.

“Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Information, and all regulations promulgated thereunder, including HIPAA, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC, the Dutch Personal Data Protection Act (WBP), the United Kingdom’s Data Protection Act 1998 (DPA) and Alberta’s Personal Information Protection Act.

“Proceeding” means any claim, assertion, notice of claim or assertion, complaint, action, litigation, suit, proceeding, formal investigation, inquiry, audit or review of any nature, civil, criminal, regulatory, administrative or otherwise, or any grievance, arbitration or arbitration demand.

“Purchase Price Cap” means an amount equal to the Final Purchase Price.

“Releases” has the meaning set forth in Section 101(22) of CERCLA.

“Representative” means with respect to any Person, (a) any director, officer, partner, executor, trustee, employee, agent, consultant, advisor, or other representative of such Person, (b) any Person with respect to which such Person serves as a general partner or trustee (or in a similar capacity), and (c) legal counsel, accountants and financial advisors of such Person.

“Restricted Business” means the business of automotive license plate reading and vehicle identification technology, including the development, sale or license of Software or any software as a service related thereto.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of the Ukraine, as may be amended from time to time).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under applicable Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”); (ii) any entity that is, in the aggregate, 50 percent or greater owned or otherwise controlled by, directly or indirectly, one or more individuals or entities described in clause (i); or (iii) a national of any Sanctioned Country.

“Sanctions Laws” means all Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Authority.

“Seller Expenses” means any expenses incurred by Seller or Founder in connection with this Agreement or any Other Agreement.

“Sensitive Information” means privileged or proprietary information which, if compromised through alteration, corruption, loss, misuse, or unauthorized disclosure, could cause serious harm to the organization owning it. Sensitive Information includes information covered by Law and/or regulatory requirements, including the Privacy and Security Laws.

“Software” means computer programs and software, including data files, source code, object code, firmware, application programming interfaces, architecture, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools, databases and other software-related specifications and documentation.

“Tax” means all federal, territorial, state, provincial, local or foreign government taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, profits, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, excise, capital, wage, employment, payroll, withholding, Social Security, Medicare, severance, occupation, import, custom duties, stamp, documentary, mortgage, registration, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority responsible for the imposition of any such tax, including any interest, penalties, fines or additions to tax applicable or related thereto, and also including all amounts described above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group, or as a result of successor or transferee liability, or by contract.

“Tax Returns” means, collectively, all reports, declarations, filings, estimates, returns, information statements and similar documents required to be filed (including electronically) with any Governmental Authority in respect of, any Taxes, including, without limitation, any schedule or attachment thereto and any amendments thereof.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transfer Taxes” means all applicable sales, transfer, goods and services, excise, stamp, documentary, use, filing and other similar Taxes and fees that may become due or payable (and are not subject to an exemption) as a result of the sale, conveyance, assignment, transfer or delivery of the Transferred Assets, whether levied on Buyer or Seller, including all related interest, penalties and additions to Tax.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term:	Section:
Acquisition	2.1
Acquisition Proposal	5.6
Agreement	Preamble
Allocation Statement	2.9
Apportioned Obligations	6.1(b)
Assignment and Assumption Agreement	10.1(c)
Assumed Liabilities	2.4
Audited Financial Statements	5.3(c)
Auditor	5.3(c)
Auditor Review Period	2.7(d)(iv)
Bills of Sale	10.1(b)
Business Confidential Information	5.5
Business IP Licenses	3.6(a)
Buyer	Preamble
Buyer Compliance Certificate	10.2(a)
Buyer Indemnified Parties	12.2(a)
Buyer Protected Parties	0
Closing	2.6(b)
Closing Balance Sheet	2.7(d)(i)
Closing Date	2.6(b)
Closing Statement	2.7(d)(i)
Closing Statement Review Period	2.7(d)(ii)
Confidentiality Agreement	5.4(a)
Contracts	2.2(a)
Disclosure Employees	7.1
Dispute Notice	12.7
Disputed Allocation Items	2.9
Disputed Item	2.7(d)(iii)
Election Notice	2.7(a)
Equitable Exceptions	3.2(c)
Estimated Closing Balance Sheet	2.7(b)
Estimated Net Working Capital Adjustment	2.7(b)(i)
Excluded Assets	2.3
Exclusivity Period	5.6
Financial Statements	3.3(a)
Founder Employment Agreement	Recitals
Indemnified Party	12.5(b)
IP Assignments	10.1(d)
Labor Laws	3.8(a)(i)
Lewis	3.1
Liabilities	2.4
Liability Limit	12.3
Material Contract	3.7(a)
Notice of Disagreement	2.7(d)(iii)
Outside Closing Date	11.2
Post-Closing Tax Period	6.1(b)
Pre-Closing Tax Period	6.1(b)
Preliminary Closing Statement	2.7(b)
Purchase Price	2.7(a)
Released Persons	13.9
Resolution Period	2.7(d)(iii)
Responsible Party	12.6
Retained Liabilities	2.5
Retained Litigation	2.3(b)
Schedule Supplement	5.8
Securities Act	3.20
Seller	Preamble
Seller Compliance Certificate	10.1(a)
Seller Indemnified Parties	12.2(b)
Seller Claims	2.2(b)
Seller Subsidiaries	Recitals
Straddle Period	6.1(b)
Tax Claim	6.3(a)
Third Party Claim	12.6
Transferred Assets	2.2
Transferred Contracts	2.2(a)
Transferred Employees	7.1
Transferred Intellectual Property	2.2(f)
Transferred Leases	2.2(l)
Transferred Registered IP	2.2(e)